Registration No. 333-_____
As filed with the Securities and Exchange Commission on
February 17, 2000
===========================================================

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                     -----------------------
                             FORM S-4
                      REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933
                       PEOPLES FIRST, INC.
        (Exact name of registrant as specified in charter)

  Pennsylvania                6021                23-3028825
(State or other        (Primary Standard       (I.R.S. Employer
  Jurisdiction             Industrial           Identification
incorporation or         Classification             Number)
  organization)             Code No.)

                      24 SOUTH THIRD STREET
                   OXFORD, PENNSYLVANIA 19363
                          (610) 932-9294
                (Address, including zip code, and
              telephone number, including area code,
           of registrant's principal executive offices)

                GEORGE C. MASON, CHAIRMAN AND CEO
                       PEOPLES FIRST, INC.
                      24 SOUTH THIRD STREET
                   OXFORD, PENNSYLVANIA 19363
                         (610) 932-9294
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           copies to:
                    DAVID W. SWARTZ, ESQUIRE
                       STEVENS & LEE, P.C.
                      111 North Sixth Street
                   Reading, Pennsylvania 19603
                          (610) 478-2000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
           AS SOON AS PRACTICABLE AFTER EFFECTIVENESS.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant
to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.[   ]

                 CALCULATION OF REGISTRATION FEE
________________________________________________________________

                                Proposed   Proposed    Amount
Title of Each                   Maximum    Maximum     of
Class of                        Offering   Aggregate   Regis-
Securities To   Amount to Be    Price      Offering    tration
Be Registered   Registered(1)   Per Unit   Price       Fee(2)
________________________________________________________________

Common Stock
$1.00 par value   2,996,290     Not        Not        $10,077.60
                                applic-    applic-
                                able       able
________________________________________________________________

(1) Based on the maximum number of shares of the Registrant's common stock to be issued in connection with the formation of the Registrant as a holding company for The Peoples Bank of Oxford (the "Bank") as a result of the merger of a wholly-owned subsidiary of the Registrant with and into the Bank.

(2) Estimated solely for the purpose of calculating the registration fee, and calculated in accordance with Rule 457(f)(2), based on the book value of the common stock of the Bank of $12.74 per share as of December 31, 1999.

                      _______________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================



                    The Peoples Bank of Oxford

     The Board of Directors of The Peoples Bank of Oxford has approved the formation of a bank holding company for the Bank. The holding company structure will provide the Bank with additional flexibility for structuring acquisitions and also for taking advantage of opportunities under the continually evolving laws governing financial institutions.

     We will complete the holding company structure through a merger transaction involving the Bank and a newly formed interim banking subsidiary of the holding company organized under the name Peoples First, Inc. If we complete the holding company formation, shareholders of the Bank will receive one share of Peoples First common stock for each share of common stock of The Peoples Bank of Oxford. The conversion of the Bank's shares into shares of the holding company generally will be tax-free for U.S. federal income tax purposes.

     We are requesting that shareholders of the Bank approve the merger agreement that will result in the holding company formation. Your vote is very important. We cannot complete the holding company formation unless you approve it. We have scheduled a meeting of shareholders to consider the holding company formation at the following date, time and place:

                         May 9, 2000
                     9:30 a.m. local time
                       Wyncote Golf Club
                   Oxford, Pennsylvania 19363

     At the meeting, you will also consider the election of eight directors for the Bank. This document gives you detailed information about the meeting, the proposed holding company formation and the election of the Bank directors. We encourage you to read it carefully.

     The articles of incorporation and bylaws of the holding company differ in certain respects from the articles of incorporation and bylaws of the Bank, and contain provisions that can be considered "antitakeover" in nature. These provisions and related issues are described on page __.

     We, together with the rest of the Bank's Board of Directors, enthusiastically support the holding company formation and recommend that you vote to approve it.

[SIGNATURE]             [SIGNATURE]          [SIGNATURE]
George C. Mason         Carl R. Fretz        Hugh J. Garchinsky
Chairman and Chief      Vice Chairman and    President
  Executive Officer     Corporate Secretary
________________________________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the proxy statement/prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal
Deposit Insurance Corporation or any governmental agency.
________________________________________________________________

     This proxy statement/prospectus is dated March ___, 2000 and was first mailed to shareholders on March ___, 2000.



                   THE PEOPLES BANK OF OXFORD
                      24 SOUTH THIRD STREET
                   OXFORD, PENNSYLVANIA 19363

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON MAY 9, 2000

     We will hold the annual meeting of shareholders of The
Peoples Bank of Oxford will be held in the Rose and Thistle
Room, at Wyncote Golf Club, Oxford, Pennsylvania 19363, on
Tuesday, May 9, 2000 at 9:30 a.m. local time.

     The annual meeting is for the following purposes which are more completely described in the accompanying proxy statement/prospectus:

     1. The approval of the reorganization of the Bank into the holding company form of ownership by approving an agreement of reorganization and merger, pursuant to which the Bank will become a wholly owned subsidiary of a holding company, Peoples First, Inc., a newly formed Pennsylvania corporation, and each outstanding share of common stock of the Bank will be converted into one share of common stock of the holding company.

     2.  The election of eight directors of the Bank.

     3. The adjournment of the meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to constitute a quorum or to approve the holding company reorganization.

     4. Any other matters as may properly come before the meeting or any adjournment thereof.

     The board of directors of the Bank has fixed the close of business on March 27, 2000 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting.

     Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the meeting but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to attend and vote personally at the meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              Carl R. Fretz, Vice Chairman of
                              the Board and Corporate Secretary
Oxford, Pennsylvania
April __, 2000



                        TABLE OF CONTENTS

                                                            Page

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
  MAY 9, 2000 . . . . . . . . . . . . . . . . . . . . . . . . .1
QUESTIONS AND ANSWERS REGARDING HOLDING COMPANY
  REORGANIZATION. . . . . . . . . . .  . . . . . . . . . . . . 5
THE MEETING  . . . . . . . . . . . . . . . . . . . . . . . . .11
  Date, Time and Place . . . . . . . . . . . . . . . . . . . .11
  Matters to Be Considered at the Meeting. . . . . . . . . . .11
  Record Date; Stock Entitled to Vote; Quorum  . . . . . . . .11
  Votes Required . . . . . . . . . . . . . . . . . . . . . . .12
  Voting of Proxies  . . . . . . . . . . . . . . . . . . . . .12
  Revocability of Proxies. . . . . . . . . . . . . . . . . . .13
  Solicitation of Proxies. . . . . . . . . . . . . . . . . . .13
  Voting Securities and Principal Holders Thereof. . . . . . .14
PROPOSAL I - PROPOSED HOLDING COMPANY REORGANIZATION . . . . .15
  Summary. . . . . . . . . . . . . . . . . . . . . . . . . . .15
  Reason for the Holding Company Reorganization. . . . . . . .16
  Reorganization Agreement . . . . . . . . . . . . . . . . . .18
  Effective Date . . . . . . . . . . . . . . . . . . . . . . .20
  Exchange of Stock Certificates . . . . . . . . . . . . . . .20
  Dissenters Rights. . . . . . . . . . . . . . . . . . . . . .20
    General. . . . . . . . . . . . . . . . . . . . . . . . . .20
    Notice of Intention to Dissent . . . . . . . . . . . . . .21
    Notice to Demand Payment . . . . . . . . . . . . . . . . .21
    Failure to Comply with notice to Demand Payment, etc. . . 22
    Payment of Fair Value of Shares. . . . . . . . . . . . . .22
    Estimate by Dissenting Shareholder of Fair Value of
      Shares . . . . . . . . . . . . . . . . . . . . . . . . .22
    Valuation Proceedings. . . . . . . . . . . . . . . . . . .23
    Costs and Expenses . . . . . . . . . . . . . . . . . . . .23
  Tax Consequences . . . . . . . . . . . . . . . . . . . . . .24
  Consequences Under Federal Securities Laws . . . . . . . . .26
  Conditions to the Holding Company Reorganization . . . . . .28
  Regulatory Approvals . . . . . . . . . . . . . . . . . . . .28
  Amendment, Termination or Waiver . . . . . . . . . . . . . .29
  Comparison of Shareholders' Rights . . . . . . . . . . . . .30
  Certain Anti-takeover Provisions . . . . . . . . . . . . . .35
    Provisions of the Holding Company's Articles of
      Incorporation and Bylaws . . . . . . . . . . . . . . . .36
    Applicable Provisions of the Pennsylvania Business
      Corporation Law . . . . . . . . . . . . . . . . . . . . 37
    "Registered Corporation" Provisions. . . . . . . . . . . .39
    Purpose and Takeover Defensive Effects of Charter
      Provisions and Pennsylvania Law. . . . . . . . . . . . .40
  Business of the Holding Company and the Bank . . . . . . . .42
    General. . . . . . . . . . . . . . . . . . . . . . . . . .42
    Regulation . . . . . . . . . . . . . . . . . . . . . . . .43
    Properties . . . . . . . . . . . . . . . . . . . . . . . .43
    Legal Proceedings. . . . . . . . . . . . . . . . . . . . .44
    Employees. . . . . . . . . . . . . . . . . . . . . . . . .44
    Competition. . . . . . . . . . . . . . . . . . . . . . . .45
    Management of Peoples First, Inc.. . . . . . . . . . . . .46
    Regulatory matters . . . . . . . . . . . . . . . . . . . .47
    Description of Holding Company Capital Stock . . . . . . .51
    Holding Company Common Stock . . . . . . . . . . . . . . .51
  Accounting Treatment . . . . . . . . . . . . . . . . . . . .52
  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . .52
  Recommendation of Board of Directors . . . . . . . . . . . .52
PROPOSAL II - ELECTION OF DIRECTORS. . . . . . . . . . . . . .52
  Nominees for Election as Directors . . . . . . . . . . . . .52
  General Information About the Board of Directors . . . . . .55
  Executive Compensation . . . . . . . . . . . . . . . . . . .55
  Employment Agreement . . . . . . . . . . . . . . . . . . . .57
  Compensation Committee Interlocks and Insider Participation.58
  Committee Report on Executive Compensation . . . . . . . . .59
  Common Stock and Related Shareholder Matters . . . . . . . .61
  Stock Performance Graph. . . . . . . . . . . . . . . . . . .52
  Certain Indebtedness . . . . . . . . . . . . . . . . . . . .63
  Certain Transactions . . . . . . . . . . . . . . . . . . . .63
  Financial Statements . . . . . . . . . . . . . . . . . . . .63
  Independent Auditors . . . . . . . . . . . . . . . . . . . .64
  Shareholder Proposals. . . . . . . . . . . . . . . . . . . .64
  Section 16 Reporting . . . . . . . . . . . . . . . . . . . .65
ADJOURNMENT PROPOSAL . . . . . . . . . . . . . . . . . . . . .65
OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .66

Exhibit A - Agreement of Reorganization and Merger . . . A-1 Exhibit B - Articles of Incorporation of Peoples First, Inc..B-1
Exhibit C - Bylaws of Peoples First, Inc. . . . . . . . . . .C-1
Exhibit D - Dissenter Rights. . . . . . . . . . . . . . . . .D-1
Part II - Information Not Required in Prospectus. . . . . . II-1


________________________________________________________________

                 QUESTIONS AND ANSWERS REGARDING
                THE HOLDING COMPANY REORGANIZATION
________________________________________________________________

     THE FOLLOWING QUESTION AND ANSWER SECTION HIGHLIGHTS
SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND
MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU.
TO UNDERSTAND THE HOLDING COMPANY REORGANIZATION FULLY, WE URGE
YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE
ATTACHMENTS.

Why is the board proposing the holding company reorganization?

     Your board of directors believes that the holding company reorganization will provide Peoples Bank with greater financial and corporate flexibility. With a holding company, we will have more options for structuring acquisitions, particularly of other financial institutions organized in a holding company structure. In addition, the holding company structure will provide flexibility to address opportunities that may become available under the evolving laws governing financial institutions, including the comprehensive banking legislation enacted in November 1999.

Will the holding company reorganization change the business of the Bank?

     No. The holding company reorganization will not change the current business of the Bank. Following the reorganization, the principal activity of the new holding company, Peoples First, Inc., will be owning and operating the Bank, which will continue to conduct its current business from its current offices. The principal executive offices of both the Bank and the holding company will be located at 24 South Third Street, Oxford, Pennsylvania 19363 and their telephone number will be (610) 932-9294.

How will the holding company reorganization affect shareholders?

      If shareholders approve the holding company reorganization, you will receive one share of common stock of the holding company for each share of common stock of the Bank which you currently own. Outstanding stock certificates will no longer represent an interest in stock of the Bank but will instead represent an interest in stock of the holding company.

     As a result, you will no longer own stock directly in Peoples Bank but will instead own stock in the holding company. Your rights will be governed by the holding company's articles of incorporation and bylaws and the Pennsylvania Business Corporation Law rather than by the Bank's articles of incorporation and bylaws and the Pennsylvania Banking Code of 1965. For a detailed discussion of the differences in the rights of shareholders, see the disclosure beginning on page 28.

What is the vote required for approval of the holding company reorganization?

     The holding company reorganization must be approved by at least two-thirds of the Bank's outstanding shares. Your board of directors has unanimously approved the holding company reorganization and recommends that you vote for it as well. Because the vote is based on the total number of shares outstanding rather than the votes cast at the meeting, your failure to vote has the same effect as a vote against the holding company reorganization. As a result, your board of directors recommends that you sign and return your proxy card at your earliest convenience even if you currently plan to attend the meeting. Directors and executive officers of Peoples Bank currently own 591,494 shares of the Bank's stock, or 19.74% of the shares outstanding, and have indicated their intention to vote for the holding company reorganization.

Is the holding company reorganization subject to any other approvals?

     Yes. The holding company reorganization must also be approved by certain federal and state agencies that regulate bank holding companies and state-chartered banks. In the case of the holding company reorganization, these agencies are the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. We have filed applications for these approvals. We have also provided a required notice to the Board of Governors of the Federal Reserve System.

Do shareholders have the right to dissent from the holding company reorganization?

     Yes. Pennsylvania law provides shareholders of the Bank with the right to dissent from the holding company reorganization, and to demand and receive cash for the "fair value" of their shares of stock instead of receiving holding company common stock in the holding company reorganization. In order to assert these dissenters rights, shareholders must:

     - file a written notice of intent to dissent with the Bank prior to the shareholder vote at the meeting;

     -  not vote in favor of the reorganization agreement;

     - file a written demand for payment and deposit of the certificates representing their shares as requested by the notice to demand payment that will be sent by the Bank; and

     - comply with certain other statutory procedures set forth in Pennsylvania law.

If you sign and return your proxy without voting instructions, we will vote your proxy in favor of the holding company reorganization and you will lose any dissenters rights that you may have. We have included a copy of the sections of Pennsylvania law dealing with dissenters rights to this proxy statement/prospectus as Annex D.

     If you do not follow the procedures required by Pennsylvania law, you may lose your dissenters rights with respect to the merger. We urge you to read carefully the complete description of dissenters rights beginning on page 19 and Annex D to this proxy statement/prospectus.

     We do not intend to complete the holding company reorganization if shareholders seek dissenters rights with respect to more than 10% of the Bank's outstanding shares.

What are the tax consequences to shareholders?

     We have received an opinion from our attorneys that shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of holding company common stock they receive in the holding company reorganization. Our attorneys have issued a legal opinion to this effect, which we have included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the holding company reorganization. Shareholders who dissent from the holding company reorganization will be taxed on cash received for their shares.

Are there any risk factors that we should consider in the holding company reorganization?

     Certain provisions of the holding company's articles of incorporation and bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for the holding company's common stock, a proxy contest for control of the holding company, the assumption of control of the holding company by a holder of a large block of the holding company's common stock, and the removal of incumbent management.

     These provisions:

     - Require a supermajority vote of shares with at least 75% of total voting power to approve mergers and similar transactions with a person or entity holding stock with more than 5% or more of the holding company's total voting power if the transaction is not approved in advance by 75% or more of the members of the board of directors;

     - Divide the holding company's board into three classes with each class serving a staggered three-year term;

     - Do not authorize cumulative voting in the election of directors;

     - Require 60 to 90 days advance written notice of nominations for the election of directors at meetings of shareholders and the presentation of any shareholder proposals at meetings of shareholders;

     - Do not authorize shareholders of the holding company to call special meetings of shareholders or to propose amendments to the holding company's articles of incorporation; and

     - Require a supermajority vote of shareholders of the holding company to amend the holding company's bylaws and certain provisions of the holding company's articles of incorporation.

     In addition, certain provisions of Pennsylvania law that will apply to the holding company following the holding company reorganization may have similar effects. These provisions:

     - Prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders owning or controlling 20% of the corporation's voting stock;

     - Prohibit a person or group who or which exceeds certain stock ownership thresholds (20%, 33-1/3%, and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders; and

     - Require disgorgement to the corporation by any person or group who or which has acquired or publicly disclosed an intention to acquire 20% or more of a corporation's voting stock of any profit realized from the sale of any shares acquired and sold within specified time periods.

     While your board of directors is not aware of any effort that might be made to obtain control of the Bank, the board believes that it is appropriate to include these provisions to protect the interests of the holding company and its shareholders from non-negotiated takeover attempts which your board of directors might conclude are not in the best interests of the holding company or its shareholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which you might deem to be in your best interests or in which you might receive a substantial premium for your shares over the current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also make it more difficult to remove the current board of directors or management of the holding company. Approval of the holding company reorganization will, in effect, constitute approval of these provisions by shareholders.

Who will serve as management of the holding company?

     The holding company reorganization will not result in a change in management. The executive officers and board of directors of the holding company will consist of essentially the same persons who hold those positions with the Bank. The board of directors of the holding company will, however, be divided into three classes with each class of directors serving a three-year term.

What do I need to do now?

     Just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the meeting to be held on May 9, 2000.

If my shares are held in "street name" by my broker, will my broker vote my shares for me?

     Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the reorganization agreement.

Can I change my vote after I have mailed my signed proxy card?

     Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Should I send in my stock certificates now?

     No. Shortly after the merger is completed, we will send you written instructions for exchanging your stock certificates.

Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

     You should contact:

     The Peoples Bank of Oxford
     24 South Third Street
     Oxford, Pennsylvania  19363
     Attention:  Susan H. Reeves, Chief Financial Officer
     Telephone:  (610) 932-9294



                            THE MEETING

Date, Time and Place

     The Bank will hold the meeting at the Wyncote Golf Club, Rose and Thistle Room, Oxford, Pennsylvania, at 9:30 a.m. local time, on May 9, 2000.

Matters To Be Considered at the Meeting

     At the meeting, holders of Bank common stock will consider and vote upon proposals to:

     - approve and adopt the reorganization agreement to form the holding company;

     - elect eight directors of Peoples Bank; and

     - approve a proposal to adjourn the meeting if more time is needed to solicit proxies.

     A vote for approval of the reorganization agreement is a vote for approval of the holding company formation. If the holding company formation is completed, you will receive one share of holding company common stock in exchange for each share of Bank common stock that you hold.

Record Date; Stock Entitled to Vote; Quorum

     Only holders of record of Bank common stock on March 27, 2000 will receive notice of, and can vote at, the meeting. On March 27, 2000, 2,996,290 shares of Bank common stock were issued and outstanding and held by approximately 745 holders of record.

     A quorum requires the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders of the Bank are entitled to cast on the record date.

     We intend to count the following shares as present at the meeting for the purpose of determining a quorum:

     - shares of Bank common stock present in person at the meeting but not voting;

     - shares of Bank common stock represented by proxies on which the shareholder has abstained on any matter; and

     - shares of Bank common stock represented by proxies from a broker with no indication of how the shares are to be voted.

Votes Required

     Approval of the reorganization agreement and the holding company formation requires the affirmative vote of two-thirds of the outstanding shares of Bank common stock entitled to vote at the meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast in person or by proxy at the meeting. Directors are elected by a plurality of the votes cast at the meeting.

     You have one vote for each share of Bank common stock that you hold of record on each matter to be considered at the meeting.

     The directors and executive officers of the Bank have agreed to vote all shares of Bank common stock that they own for approval and adoption of the reorganization agreement. As of the record date for the meeting, directors and executive officers of the Bank and their affiliates beneficially owned and were entitled to vote approximately 591,494 shares of Bank common stock, which represented approximately 19.7% of the shares of Bank common stock outstanding on the record date.

Voting of Proxies

     We will vote shares represented by all properly executed proxies received in time for the meeting in the manner specified on each proxy. We will vote properly executed proxies that do not contain voting instructions in favor of the reorganization agreement and in favor of the Board's nominees for election as directors.

     If you abstain from voting on any proposal considered at the meeting, we will not count the abstention as a vote "for" or "against" the reorganization agreement for purposes of the meeting. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name cannot give a proxy to vote your shares on the reorganization agreement or the adjournment proposal without receiving specific instructions from you. We will not count these broker non-votes as a vote "for" or "against" the reorganization agreement or the adjournment proposal for purposes of the meeting. As a result:

     - because approval of the reorganization agreement and the holding company formation requires the affir-mative vote of two-thirds of all outstanding shares, abstentions and broker non-votes will have the same effect as a vote against reorganization agreement; and

     - because the adjournment proposal requires the affirmative vote of a majority of the votes cast at the meeting and because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect the vote on these matters.

Revocability of Proxies

     If you grant a proxy, you  may revoke your proxy at any
time until it is voted by:

     - delivering a notice of revocation or delivering a later dated proxy to Carl R. Fretz, Corporate
           Secretary, The Peoples of Oxford, 24 South Third
           Street, Oxford, Pennsylvania 19363;

     -     submitting a proxy card with a later date; or

     -     appearing at the meeting and voting in person.

     Attendance at the meeting will not in and of itself revoke a proxy that you submitted prior to the meeting.

Solicitation of Proxies

     The Bank will bear the cost of the solicitation of proxies from its shareholders.

     The Bank will solicit proxies by mail. In addition, the directors, officers and employees of the Bank may solicit proxies from shareholders by telephone or telegram, in person or any other lawful means. The Bank will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of stock held of record by those persons, and the Bank will reimburse them for reasonable out-of-pocket expenses.

     You should not send in your stock certificates with your proxy card. As described below under the caption "Exchange of Stock Certificates" on page 20 you will receive shortly after the holding company reorganization materials for exchanging shares of Bank common stock for shares of holding company common stock.



VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth, as of January 31, 2000, certain information as to the common stock beneficially owned by all persons owning more than 5% of the common stock of Peoples
Bank.

                                             Common Stock
                                          Beneficially Owned(1)
                                      Amount and     Percent of
                                       Nature of      Shares of
Name and Address                      Beneficial    Common Stock
of Beneficial Owner                    Ownership     Outstanding

George C. Mason                       431,163(2)       14.49%
Elizabeth Mason Thun                  271,359           9.06%

___________
(1) Based upon information furnished by the respective individual and/or filings made pursuant to regulations of the Federal Deposit Insurance Corporation.
     Under these regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares.

(2) Includes 45,152 shares owned by his spouse, and 131,120 shares held in trust for children of which he is trustee.
     Mr. Mason disclaims ownership of these shares.

      PROPOSAL I -- PROPOSED HOLDING COMPANY REORGANIZATION

     Summary

     We are seeking your approval of an agreement of reorganization and merger, dated as of February 15, 2000. The reorganization agreement provides that the Bank will become a wholly owned subsidiary of Peoples First, Inc., a Pennsylvania corporation recently formed by the Bank for the purpose of becoming a holding company for the Bank.

     Under the reorganization agreement, each outstanding share of Bank common stock (other than shares as to which dissenters rights are properly exercised) will convert automatically into one share of holding company common stock, and the former holders of Bank common stock will become the holders of all of the outstanding shares of holding company common stock. The holding company was incorporated on January 28, 2000, and has no prior operating history. Following the reorganization, the Bank will continue its operations at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the reorganization.

Reasons For The Holding Company Reorganization

     Your board of directors believes that the formation of a holding company will provide the Bank with greater flexibility in structuring acquisitions of banks and other companies, allow greater diversification in activities and expand the means by which capital can be raised. Various provisions of the holding company's articles of incorporation and bylaws and of Pennsylvania law will also reduce our vulnerability to attempts to acquire control of our institution against the board's wishes and help it to remain a locally owned and oriented community bank.

     Acquisition Flexibility. The holding company structure can be used to facilitate acquisitions of other banks and potentially allows the acquisition of a greater range of organizations. As a state-chartered bank, the Bank is currently prohibited from having another bank as a subsidiary. Consequently, any acquisition of another bank must be structured as a direct merger of that bank with Peoples Bank in which one of the parties will disappear as a separate entity. Any merger must also be approved by two-thirds of outstanding shares. With a holding company, an acquisition may be structured so that the other bank is acquired as a separate subsidiary that can continue to operate under its original name and under the direction of a separate board of directors. The ability to allow an acquired bank to operate with some degree of autonomy may be an important factor in negotiating an acquisition and allows the holding company to take advantage of the acquired bank's name recognition and goodwill. In addition, an acquisition of another bank by the holding company can be structured so that approval of the holding company's shareholders is not required or, if required, to reduce the percentage vote required. As a result, the holding company could avoid the expense of a shareholder meeting and can negotiate acquisitions with greater certainty that the transaction will be completed.

     Financing Flexibility. The holding company structure will allow us to raise capital in ways that are not available to the Bank on a stand-alone basis. For example, the holding company can raise funds through the issuance of debt or trust preferred securities and invest the proceeds in its banking subsidiaries in a manner that will qualify as Tier 1 capital. In this way, capital can be increased at the Bank level without diluting the percentage ownership interest of current shareholders. Although the holding company will be subject to capital requirements that are similar to those applied to the Bank, bank holding companies are permitted to include a broader range of instruments in capital. For example, bank holding companies may include some cumulative preferred stock in Tier 1 capital while preferred stock will only count as regulatory capital for the Bank if it is non-cumulative.

     Diversification. Bank holding companies are authorized to engage in a variety of non-banking activities that have been determined to be closely related to banking under the Bank Holding Company Act of 1956. As a result, a bank holding company is permitted to diversify into banking related activities. Although the Bank may establish operating subsidiaries that engage in activities that are incidental or part of the business of banking, the range of pre-approved activities is currently less extensive than that permitted to bank holding companies. Additionally, the Gramm-Leach-Bliley Act of 1999, which significantly changed the landscape for financial institutions and financial services integration in the United States, authorizes a bank holding company to elect status as a "financial holding company" and to conduct a broad array of financial activities, some of which are or will be unavailable to banks not organized in a holding company structure.

     Corporate Flexibility. As a state-chartered bank, the Bank is chartered under and governed by the Pennsylvania Banking Code which was enacted in 1965 and contains many of its original provisions regarding the corporate governance of state banks. The Pennsylvania Banking Code does not permit the same operating flexibility for state banks as Pennsylvania's modern corporate statute, which was completely revised in 1988, confers on private corporations. As noted previously, the board of directors of the holding company will be able to approve certain acquisitions of other institutions without the need for incurring the expense of holding a meeting of shareholders. Also, the shareholder voting requirements for approval of matters submitted for a vote are generally lower under Pennsylvania's corporate statute, which will govern the holding company's activities, then under the Banking Code. Finally, the holding company structure will make it easier to repurchase shares should the Board of Directors ever conclude that it would be in the interests of shareholders and the holding company to do so. By incorporating the holding company under Pennsylvania's modern corporate statute, your board of directors will have greater flexibility to conduct business.

     Enhancement of Independence. Your board of directors believes the formation of a holding company will help the Bank remain an independent, locally-owned community bank. The holding company's articles of incorporation and bylaws and certain provisions of the Pennsylvania Business Corporation Law also contain provisions that can deter hostile acquisitions of control. These provisions would not prevent a sale of the holding company, but would make it difficult for an acquiror to force a sale of the company without the support of the board of directors.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE
REORGANIZATION AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE
REORGANIZATION AGREEMENT.

Reorganization Agreement

     The holding company reorganization will be accomplished under the reorganization agreement, which is attached as Exhibit A to this proxy statement/prospectus. The following discussion is qualified in its entirety by reference to the reorganization agreement which is incorporated into this proxy statement/prospectus by reference. The reorganization agreement was unanimously approved by the Bank's board of directors on February 15, 2000.

     The holding company is a newly organized Pennsylvania corporation formed by Peoples Bank solely for the purpose of effecting the holding company reorganization. The holding company has no prior operating history. The holding company, Peoples Bank, and The Peoples Interim Bank of Oxford, a to-be-formed interim state bank, are all parties to the reorganization agreement.

     The holding company reorganization will be accomplished by the following steps:

     -- the incorporation of the holding company under the laws of the Commonwealth of Pennsylvania for the purpose of becoming the sole shareholder of a newly formed interim state bank, and subsequently becoming the sole shareholder of the Bank;

     -- the formation of an interim state bank which will be wholly owned by the holding company; and

     -- the merger of the Bank and the interim state bank, with the Bank as the surviving corporation in the merger.

In the merger, all of the issued and outstanding shares of Bank common stock (other than shares as to which dissenters rights are properly exercised) will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of holding company common stock.

     After the holding company reorganization, the former holders of Bank common stock will be the holders of all of the outstanding shares of holding company common stock. Because the holding company will hold all of the issued and outstanding voting stock of the Bank, the Bank may be referred to in this proxy statement/prospectus as a "wholly owned" subsidiary of the holding company following the holding company reorganization.

     After the holding company reorganization, the Bank will make a capital distribution to the holding company to allow it to pay for the expenses incurred by the holding company in the reorganization. Future capitalization of the holding company will depend primarily upon dividends declared by the Bank or the raising of additional capital by the holding company through a future issuance of securities or debt or through other means. The board of directors of the holding company has no present plans or intentions with respect to any future issuance of securities or debt for capital raising purposes.

     After the holding company reorganization, the Bank will continue its existing business and operations as a wholly owned subsidiary of the holding company. The consolidated capitalization, assets, liabilities, income and financial statements of the holding company immediately following the reorganization will be substantially the same as those of Peoples Bank immediately prior to the reorganization. The articles of incorporation and bylaws of the Bank will continue in effect, and will not be initially affected in any manner by the reorganization. The corporate existence of the Bank will continue unaffected and unimpaired by the holding company reorganization.

Effective Date

     The "effective date" of the holding company reorganization will be the date specified in the certificate to be issued by the Pennsylvania Department of Banking on or prior to the Effective Date. The Bank and the interim bank will file articles of merger with the Pennsylvania Department of Banking (which, upon receipt of approval of the FDIC, will forward to the Pennsylvania Department of State). The articles of merger will set forth the effective date, which the parties presently expect will occur shortly after the meeting date. We do not anticipate any significant delay in obtaining required regulatory approvals or the certificate of merger.

Exchange Of Stock Certificates

     The outstanding stock certificates that presently represent shares of Bank common stock will be deemed automatically to represent the same number of shares of holding company common stock. You will not be required to immediately exchange your present stock certificates (bearing the name "Peoples Bank of Oxford") for new stock certificates (bearing the name "Peoples First, Inc.").

     Upon completion of the holding company reorganization, the holding company will mail you a letter of transmittal and instructions related to the exchange of your certificates representing shares of Bank common stock for certificates representing the number of shares of holding company common stock into which your Bank common stock has been converted as a result of the reorganization.

     YOU SHOULD NOT SEND IN YOUR CERTIFICATES UNTIL WE NOTIFY
YOU TO DO SO.

Dissenters Rights

     General

     Under Pennsylvania law, you have the right to dissent from the holding company reorganization and to obtain payment of the "fair value" of your shares of Bank common stock in the event we complete the holding company reorganization.

     If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, which is attached to this proxy statement/prospectus as Annex D. A discussion of the provisions of the statute is included here. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law.

     Send any written notice or demand required concerning your exercise of dissenters rights to Carl R. Fretz, Corporate
Secretary, The Peoples Bank of Oxford, 24 South Third Street,
Oxford, Pennsylvania 19363.

     The term "fair value" means the value of a share of common stock of Peoples Bank immediately before the day of the holding company reorganization taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the reorganization.

     Notice of Intention to Dissent

     If you wish to dissent, you must:

     -- prior to the vote of shareholders on the reorganization agreement at the meeting, file a written notice of intention to demand payment of the fair value of your shares of Bank common stock if the holding company reorganization is completed;

     -- make no changes in your beneficial ownership of Bank common stock from the date you give notice through the day of the merger; and

     -- not vote your Bank common stock for approval of the merger agreement.

Neither a proxy nor a vote against approval of the reorganization agreement is the necessary written notice of intention to dissent.

     Notice to Demand Payment

     If the merger agreement is approved by the required vote of shareholders, we will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval of the reorganization agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for Bank common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

     Failure to Comply with Notice to Demand Payment, etc.

     You must take each step in the indicated order and in strict compliance with the statute to keep your dissenters rights. If you fail to follow the steps, you will lose the right to dissent and you will receive one share of holding company common stock for each share of Bank common stock that you hold.

    Payment of Fair Value of Shares

     Promptly after the holding company reorganization, or upon timely receipt of demand for payment if the reorganization already has taken place, we will send dissenting shareholders, who have deposited their stock certificates, the amount that we estimate to be the fair value of the Bank common stock. The remittance or notice will be accompanied by:

     -- a closing balance sheet and statement of income of the Bank for a fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

     -- a statement of our estimate of the fair value of Peoples Bank common stock; and

     -- a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the law.

     Estimate by Dissenting Shareholder of Fair Value of Shares

     If a dissenting shareholder believes that the amount stated or remitted is less than the fair value of the Bank common stock, the dissenting shareholder may send an estimate of the fair value of the Bank common stock. If the Bank remits payment of estimated value of a dissenting shareholder's Bank stock and the dissenting shareholder does not file his or her own estimate within 30 days after the mailing by the Bank of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by the Bank.

     Valuation Proceedings

     If any demands for payment remain unsettled within 60 days after the latest to occur of:

     --    the holding company reorganization;

     --    timely receipt of any demands for payment; or

     -- timely receipt of any estimates by dissenters of the fair value,

then, the Bank may file an application, in the Court of Common Pleas of Chester County, requesting that the court determine the fair value of the Bank common stock. If this happens, all dissenting shareholders, no matter where they reside, whose demands have not been settled, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

     If the Bank were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against the Bank, may file an application in the name of Peoples Bank at any time within the 30-day period after the expiration of the 60-day period and request that the Chester County Court determine the fair value of the shares.

     The fair value determined by the Chester County Court may, but need not, equal the dissenting shareholder's estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid the Bank's estimates of the fair value of the Bank common stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Chester County Court finds fair and equitable.

     Costs and Expenses

     The costs and expenses of any valuation proceedings in the Chester County Court, including the reasonable compensation and expenses of any appraiser appointed by the Court to recommend a decision on the issue of fair value, will be determined by the Court and assessed against Peoples except that any part of the costs and expenses may be apportioned and assessed by the Court against all or any of the dissenting shareholders who are parties and whose action in demanding supplemental payment the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     The discussion in this section is only a summary of the rights and obligations of dissenting shareholders and is qualified in its entirety by reference to the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, which provisions are reproduced and set forth in full in Exhibit D to this proxy statement/prospectus. You should read Exhibit D carefully since if you fail to follow the procedures set forth in Subchapter D of Chapter 15 of Pennsylvania Business Corporation Law, regarding dissenters rights, you will waive your appraisal rights. You may wish to consult independent legal counsel before exercising dissenters rights.

Tax Consequences

     The Bank expects that, for tax purposes, the holding company reorganization will be treated as a tax-free reorganization and that you will not recognize any gain or loss if you receive holding company common stock in the reorganization solely in exchange for your shares of Peoples Bank common stock. The Internal Revenue Service has not been asked to rule upon the tax consequences of the reorganization. Instead, Peoples Bank will rely upon the opinion of Stevens & Lee, P.C., its counsel, as to certain federal income tax consequences of the holding company reorganization to the Peoples Bank shareholders. This tax opinion is based upon the Internal Revenue Code of 1986, as amended, tax regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change and any change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion does not bind the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in the opinion, or that the opinion will be upheld by the courts if challenged by the IRS.

     Based upon the opinion of Stevens & Lee, P.C., which is based upon various representations and subject to various assumptions and qualifications described below, the following federal income tax consequences to the Bank's shareholders will result from the reorganization.

     (1) The merger of the interim state bank with and into Peoples Bank will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue
          Code.

     (2) You will not recognize any gain or loss upon your exchange of Bank common stock solely for shares of holding company common stock.

     (3) Your aggregate basis in your shares of holding company common stock received pursuant to the reorganization will be equal to the aggregate basis of your shares of Bank common stock surrendered in exchange therefor.

     (4) The holding period of your shares of holding company common stock received pursuant to the reorganization will include the period during which the shares of Peoples Bank common stock surrendered in exchange therefor were held by you, provided that the Bank common stock is a capital asset in your hands on the date of the reorganization.

     The opinion of Stevens & Lee, P.C., is based in part upon, and subject to the continuing validity in all material respects through the date of the reorganization to, various representations of Peoples Bank and upon certain assumptions and qualifications, including that the holding company reorganization is completed in the manner and according to the terms provided in the merger agreement. For instance, the opinion assumes, among other things, the accuracy of the facts regarding the reorganization as described in this proxy statement/prospectus, including that only voting stock of the holding company (i.e., the holding company common stock) will be used in the reorganization, that the Bank will continue its historic business operations following the reorganization, and that there is no plan or intention by the holding company to liquidate the Bank following the reorganization. In addition, the opinion is qualified by reference to the statutory, judicial and administrative tax authorities then in effect, the subsequent change of which may have retroactive effect or render the opinion invalid.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE ADDRESSES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES. HOWEVER, THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION WHICH MAY BE RELEVANT TO YOU IF YOU ARE ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, AND SHAREHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF THE FEDERAL INCOME TAX CONSEQUENCES ON YOUR OWN FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE HOLDING COMPANY REORGANIZATION.

     Cash payments made to shareholders who exercise their right to dissent to the holding company reorganization will be subject to a 31% backup withholding tax under federal income tax law unless certain requirements are met. Generally, the Bank will be required to deduct and withhold the tax if: (1) the shareholder fails to furnish a taxpayer identification number to Peoples Bank or fails to certify under penalty of perjury that his or her taxpayer identification number is correct; (2) the IRS notifies the Bank that the taxpayer identification number furnished by the shareholder is incorrect; or (3) the IRS notifies the Bank that the shareholder has failed to report interest, dividends or original issue discount in the past. Any amounts withheld by the Bank in collection of the backup withholding tax will reduce the federal income tax liability of the shareholder from whom such tax was withheld. The TIN of an individual shareholder is that shareholder's Social Security number.

Consequences under Federal Securities Laws

     The holding company has filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of the holding company common stock to be issued and exchanged pursuant to the Plan of Reorganization. This proxy statement and the accompanying notice of annual meeting constitute the prospectus of the holding company filed as part of such registration statement. Upon completion of the holding company reorganization, the holding company will be required to comply with the periodic reporting requirements under the Securities Exchange Act of 1934 for as long as it has at least 300 shareholders. The Bank is presently subject to these reporting requirements under the Exchange Act, but files with the FDIC not the SEC. The holding company will also be subject to the general anti-fraud provisions of the federal securities laws after the reorganization.

     The registration under the Securities Act of shares of holding company common stock to be issued in connection with the reorganization does not cover the resale of such shares. The holding company common stock acquired by persons who are not affiliates of the holding company or Peoples Bank may be resold without registration. Shares received by affiliates of the Bank will be subject to the resale restrictions of Rule 145 under the Securities Act, which are substantially the same as the restrictions of Rule 144 discussed below. For purposes of these Rules, an "affiliate" of an issuer is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. The Rule 145 restrictions generally terminate after one year if the holding company continues to comply with the reporting requirements under the Securities Exchange Act of 1934, but any affiliate of the Bank who becomes an affiliate of the holding company will continue to be subject to the restrictions on sales by affiliates under Rule 144.

     If the holding company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Bank who complies with the other conditions of Rule 144, including those that require the affiliate sales to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, in any three-month period, a number of shares not to exceed the greater of:

     - 1.0% of the outstanding shares of the holding company, or

     - the average weekly volume of trading in such shares during the preceding four calendar weeks.

Provision may be made in the future by the holding company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Conditions to the Holding Company Reorganization

     The reorganization agreement sets forth a number of conditions which must be met before the reorganization will be consummated, including, among others:

     - the approval of the reorganization agreement by the holders of two-thirds of the outstanding shares of Bank common stock;

     - less than 10% of the outstanding shares of Bank common stock shall have exercised dissenters rights in connection with the reorganization;

     - the receipt of an opinion of counsel that the reorganization will be treated as a non-taxable transaction under the Internal Revenue Code;

     - the approval of the reorganization by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and the receipt of all approvals from any other governmental agencies which may be required for completion of the holding company reorganization; and

     - registration of the shares of holding company common stock to be issued in the reorganization under the Securities Act, to the extent required by applicable law, and the compliance by the holding company with all applicable state securities laws relating to the issuance of the holding company common stock.

Regulatory Approvals

     Applications to charter the interim state bank and for approval of the reorganization of the Bank and the interim state bank have been filed with the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The holding company has also filed a notice with the Federal Reserve Board for permission to become a bank holding company.

     In general, the regulators may disapprove this transaction if the reorganization of the Bank into a one-bank holding company would not be consistent with adequate sound banking practices and would not be in the public interest.

      In addition, we cannot complete the reorganization for 15 days from the date of the later approval by the Pennsylvania Department of Banking or the Federal Deposit Insurance Corporation if there has been no challenge issued by the United States Department of Justice on anti-trust grounds in which case the period of time before which completion may occur may be extended. The reorganization of the Bank into a one-bank holding company cannot proceed in the absence of requisite regulatory approvals. The approval of the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation and Federal Reserve Board reflect only the view that the transaction does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations. You should not interpret regulatory approval as an opinion by the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation or the Federal Reserve Board that the reorganization is favorable to shareholders. NEITHER THE PENNSYLVANIA DEPARTMENT OF BANKING NOR THE FEDERAL DEPOSIT INSURANCE CORPORATION NOR ANY OTHER AGENCY APPROVAL IS AN ENDORSEMENT OR RECOMMENDATION OF THE HOLDING COMPANY REORGANIZATION.

     There can be no assurance that the Pennsylvania Department of Banking or the Federal Deposit Insurance Corporation will approve the reorganization, and, if approvals are granted, there can be no assurance as to the grant date of such approvals.

Amendment, Termination Or Waiver

     We may amend or terminate the reorganization agreement if we determine for any reason that such amendment or termination is advisable. Such amendment or termination may occur at any time prior to the effective date of the reorganization, whether before or after shareholder approval of the merger agreement, by the mutual consent in writing of the boards of directors of the Bank, the interim bank and the holding company or by your board of directors only if the reorganization would not be in the best interests of the Bank, its employees, depositors, or shareholders. Additionally, any of the terms or conditions of the reorganization agreement may be waived by the party which is entitled to the benefit of such terms and conditions.

Comparison Of Shareholders' Rights

     As a result of the proposed reorganization, you will become a shareholder in the holding company and your rights in the future will be governed by the Pennsylvania Business Corporation Law of 1988. As a shareholder of the Bank, your rights are now governed by the Pennsylvania Banking Code of 1965 and the regulations of the Pennsylvania Department of Banking. Another result is that the articles of incorporation and bylaws of the holding company differ in several aspects from those of Peoples Bank. The articles of incorporation and bylaws of the holding company are attached to this proxy statement/prospectus as Exhibits B and C. You should review them for more detailed information.

     The following table compares your rights as a shareholder of the Bank with your rights as a shareholder of the holding company. This table is qualified by the more detailed information appearing elsewhere in this proxy statement/ prospectus and in the attached exhibits and is not intended to be an exhaustive comparison.

CAPITAL STOCK         PEOPLES BANK          THE HOLDING COMPANY

(a) COMMON STOCK      Authorized            Authorized
                      5,000,000 shares,     10,000,000 shares,
                      $1.00 par value;      $1.00 par value;
                      2,996,290 shares      2,996,290 shares
                      outstanding.          of common stock
                                            expected to be
                                            outstanding immed-
                                            iately following the
                                            reorganization.

(b) PREFERRED STOCK   None authorized or    None authorized or
                      outstanding.  Any     outstanding.  Any
                      issuance of           issuance of
                      preferred stock       preferred stock
                      would require an      would require an
                      amendment to          amendment to the
                      the articles of       articles of
                      incorporation         incorporation
                      approved by the       approved by the
                      shareholders.         shareholders.

(c) VOTING RIGHTS     One vote per share    One vote per share
                      without cumulative    without cumulative
                      voting in elections   voting in elections
                      of directors.         of directors.

(d) ASSESSABILITY     Nonassessable.        Nonassessable.
    OF SHARES

(e) PREEMPTIVE        None.                 None.
    RIGHTS

(f) DIVIDENDS         As declared by the    As declared by the
                      board of directors    board of directors;
                      out of accumulated    Pennsylvania law
                      net earnings.         permits payment of
                                            dividends if, after
                                            giving effect to the
                                            dividend, the hold-
                                            ing company is able
                                            to pay its debts as
                                            they come due in the
                                            usual course of
                                            business and its
                                            assets exceed its
                                            liabilities.
                                            Peoples Bank
                                            dividend restric-
                                            tions apply indir-
                                            ectly to the holding
                                            company as cash
                                            available for
                                            dividend distribu-
                                            tions will initially
                                            come from dividends
                                            paid to the holding
                                            company by Peoples
                                            Bank.  Federal
                                            Reserve Board policy
                                            states that a bank
                                            holding company
                                            should pay cash
                                            dividends only out
                                            of income over
                                            the past year and
                                            only if prospective
                                            earnings retention
                                            is consistent with
                                            the organization's
                                            expected future
                                            needs and financial
                                            condition.  In
                                            addition, the
                                            holding company may
                                            not pay a dividend
                                            if:  (1) after
                                            giving effect to the
                                            dividend, the
                                            holding company
                                            would be insolvent
                                            or (2) the dividend
                                            exceeds the surplus
                                            of the holding
                                            company.

(g) REPURCHASE OF     Cannot repurchase     Stock can
    CAPITAL STOCK     or retire any part    repurchased without
                      of its stock without approval if, after regulatory approval. giving effect to the purchase, the hold-
                                            ing company is able
                                            to pay its debts as
                                            they become due in
                                            the usual course of
                                            business and its
                                            assets exceed its
                                            liabilities.  Per-
                                            mitted under Federal
                                            Reserve Board
                                            regulations with no
                                            prior approval
                                            required for well-
                                            capitalized, well-
                                            managed holding
                                            companies.  In all
                                            other cases, no more
                                            than ten percent of
                                            the outstanding
                                            shares of holding
                                            company common stock
                                            may be repurchased
                                            in any 12-month
                                            period without prior
                                            regulatory
                                            approval.

SHAREHOLDER ACTION
(a) MERGERS,          Approval by vote of   Approval by a vote
    CONSOLIDATIONS,   at least 66-2/3% of   of at least 75% of
    LIQUIDATIONS,     outstanding shares.   outstanding shares
    SALE OF SUB-                            required for certain
    STANTIALLY                              business combina-
    ALL ASSETS                              tions with a 5% or
                                            greater shareholder,
                                            unless approved in
                                            advance by 75% or
                                            more of the direc-
                                            tors in which case
                                            approval requires a
                                            vote of at least a
                                            majority of shares
                                            vested at the
                                            meeting considering
                                            the proposal.
                                            Mergers and consoli-
                                            dations which will
                                            result in no change
                                            to articles of
                                            incorporation and in
                                            which shareholders
                                            will continue to
                                            own at least a
                                            majority of out-
                                            standing shares do
                                            not require share-
                                            holder approval.

(b) CALLING SPECIAL   Upon request of a     Upon request of a
    SHAREHOLDER       majority of the       majority of the
    MEETINGS          board of directors,   board of directors,
                      the Chairman of the   the Chairman of the
                      Board, the President, Board, or the
                      or by shareholders    President.  Share-
                      owning not less       holders are not
                      than one-third of     entitled to call
                      outstanding shares.   special meetings of
                                            shareholders.

(c) AUTHORIZATION     Approval by a vote    Approval by a vote
    OF ADDITIONAL     of at least a         of at least a
    SHARES            majority of out-      majority of shares
                      standing shares.      voted at the meeting
                                            considering the
                                            proposal.

(d) AMENDMENT OF      Approval by a vote    Approval by a vote
    ARTICLES OF       of at least a         of at least a
    INCORPORATION     majority of out-      majority of out-
    (OTHER THAN FOR   standing shares.      standing shares;
    PURPOSES STATED   Shareholders owning   however, certain
    ABOVE)            not less than 10%     articles dealing
                      of outstanding        with cumulative
                      shares can            voting, classified
                      petition board to     board of directors,
                      propose amendments    preemptive rights,
                      to articles of        fundamental trans-
                      incorporation.        actions, and amend-
                                            ment of the bylaws
                                            and articles of
                                            incorporation
                                            require approval
                                            either by 75% of
                                            outstanding shares
                                            or 75% of the
                                            Directors plus a
                                            majority of
                                            outstanding shares.
                                            Shareholders cannot
                                            propose amendments
                                            to articles of
                                            incorporation.

(e) AMENDMENT OF      May be amended by a   May only be amended
    BYLAWS            majority vote of the  by a majority vote
                      shareholders or by a  of the board of
                      majority vote of the  directors or a
                      board of directors.   66-2/3% vote of the
                                            outstanding shares;
                                            requires 75% vote of
                                            directors or the
                                            vote of 75% of
                                            outstanding shares
                                            if the amendment
                                            decreases indemnifi-
                                            cation rights or
                                            increases directors'
                                            exposure to
                                            liability.

(f) NOTICE OF         No prior notice       Written notice must
    SHAREHOLDER       required.             be made not more
    PROPOSALS FOR                           than 90 and not less
    CONSIDERATION                           than 60 days prior
    AT SHAREHOLDER                          to the meeting.
    MEETINGS

BOARD OF DIRECTORS
(a) TERM OF           All directors         Directors have
    DIRECTORS         elected annually.     staggered three-
                                            year terms with
                                            one-third of the
                                            board standing for
                                            election each year.

(b) REMOVAL OF        Directors can be      Directors cannot be
    DIRECTORS         removed with or       removed without
                      without cause by      cause.
                      a vote of a
                      majority of
                      outstanding shares.

(c) NOTICE OF         Must be delivered     Must be made in
    SHAREHOLDER       in writing at least   writing, together
    NOMINATIONS       15 days before the    with specified
                      meeting at which      information set
                      directors will be     forth in the Bylaws,
                      elected.              not more than 90
                                            and not less than
                                            60 days prior to the
                                            meeting.

Certain Anti-Takeover Provisions

     The following discussion is a general summary of the provisions of the articles of incorporation and bylaws of the holding company and certain other provisions of Pennsylvania law which may be deemed to have an anti-takeover effect. The description of these provisions is necessarily general and you should refer, in each case, to the Articles of Incorporation and Bylaws of the holding company which are attached as Exhibits B and C and incorporated into this proxy statement/prospectus by reference.

     While your board of directors is not aware of any effort that might be made to obtain control of Peoples Bank, the board of directors believes that it is appropriate to include certain provisions as part of the holding company's articles of incorporation and bylaws to protect the interests of the holding company and its shareholders from non-negotiated takeover attempts which your board of directors might conclude are not in the best interests of the holding company or its shareholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which you might deem to be in your best interests or in which you might receive a substantial premium for your shares over the current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also make it more difficult to remove the current board of directors or management of the holding company. Because of the possible adverse effect this provisions may have on the Bank's shareholders, such discussion and the articles of incorporation and bylaws themselves should be read carefully. Approval of the holding company reorganization will, in effect, constitute approval of these provisions by shareholders.

     Provisions of the Holding Company's Articles of
     Incorporation and Bylaws

     The following summarizes certain provisions of the holding company's articles of incorporation and bylaws relating to corporate governance. The description is necessarily general and qualified by reference to the articles of incorporation and bylaws attached as Annex B and Annex C to this proxy statement/prospectus.

     Election of Directors. The holding company's articles of incorporation provide that the board of directors of the holding company will be divided into three staggered classes, with directors in each class elected for three-year terms. As a result of this provision, it would take two annual elections to replace a majority of the holding company's board. The articles of incorporation also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, will be filled by the board of director and any director so chosen shall serve until the annual meeting at which the other members of his class must stand for election. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

     Absence of Cumulative Voting. The holding company's articles of incorporation, as do the articles of incorporation of the Bank, provide that shareholders may not cumulate their votes in elections of directors.

     Procedures for Certain Business Combinations. The articles of incorporation require the affirmative vote of at least 75% of the outstanding shares of the holding company entitled to vote in the election of directors in order for the holding company to engage in or enter into certain business combinations with any person, corporation, institution or entity that directly or indirectly owns 5% of the voting stock of the holding company. These supermajority voting provisions do not apply if proposed transaction has been approved in advance by 75% or more of the members of holding company's board of directors.

    Amendments to Articles of Incorporation. Amendments to the holding company's articles of incorporation must be approved by the holding company's board of directors and also by a majority of the outstanding shares of the holding company's voting stock, except that approval by at least 75% of the outstanding voting stock or at least a majority of the outstanding voting stock plus the affirmative vote of 75% of the members of the board of directors is generally required for amendments to provisions relating to: (1) cumulative voting in the election of directors; (2) number, classification and election of directors;
(3) pre-emptive rights; (4) amendment of Bylaws relating to limitations on directors' liabilities and the indemnification of directors and officers; (5) approval of business combinations; and (6) amendments to provisions relating to the foregoing in the Articles of Incorporation).

     Amendments to Bylaws. The Bylaws may only be amended by a majority vote of the board of directors subject always to the power of the shareholders to change such action by an affirmative vote of at least 66-2/3% of the votes shareholders are entitled to cast except that the provisions relating to director liability and indemnification rights require either a 75% vote by the members of the board of directors or the vote of 75% of outstanding shares.

     Applicable Provisions of the Pennsylvania Business
     Corporation Law

     The following summarizes certain provisions of Pennsylvania law that will apply to the holding company following the holding company reorganization.

     Removal of Directors. Pennsylvania law provides that a director of a board of directors classified in respect to the term of office an only be removed for cause. The holding company's board of directors will be classified into three classes with each class serving three-year terms.

     Restrictions on Call of Special Meetings.  Under
Pennsylvania law, shareholders of a registered corporation, such as the holding company, are not entitled to call a special meeting of shareholders unless the articles of incorporation provide otherwise. The holding company's articles of incorporation do not grant shareholders the right to call special meetings of shareholders.

     Restrictions on Shareholder Proposals to Amend Articles of Incorporation. Under Pennsylvania law, shareholders of a registered corporation, such as the holding company, are not entitled to propose amendments to the corporation's articles of incorporation unless the articles of incorporation provide otherwise. The holding company's articles of incorporation do not grant shareholders the right to propose amendments to the articles of incorporation.

     Director Fiduciary Duty. Pennsylvania law as it relates to the statutory duties and responsibilities of directors provides:

     -- that directors can consider a number of the factors and groups (including shareholders) in determining whether a certain action is in the best interests of the corporation;

     -- that directors need not consider the interests of any particular group as dominant or controlling;

     -- directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

     -- that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     -- that the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     Pennsylvania law also explicitly provides that the fiduciary duty of directors does not require directors to:

     -- redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

     -- render inapplicable or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

     -- act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

     One of the effects of these provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the holding company's board of directors in a potential change in control context. Pennsylvania case law appears to grant directors wide latitude to reject or refuse to consider potential or proposed acquisitions of the corporation.

     "Registered Corporation" Provisions.

     Chapter 25 of the Pennsylvania Business Corporation Law contains certain "anti-takeover" provisions which apply to a "registered corporation," unless the registered corporation elects not to be governed by such provisions. The holding company will be a "registered corporation" within the meaning of Chapter 25 of the Pennsylvania Business Corporation Law because the common stock of the holding company is entitled to vote generally in the election of directors and will be registered under the Securities Exchange Act of 1934. The relevant provisions are contained in Subchapters 25E through 25J of the Pennsylvania Business Corporation Law.

     Subchapter 25E of the Pennsylvania Business Corporation Law (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

     Subchapter 25F of the Pennsylvania Business Corporation Law (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

     Subchapter 25G of the Pennsylvania Business Corporation Law (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer.

     Subchapter 25H of the Pennsylvania Business Corporation Law (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

     Subchapter 25I of the Pennsylvania Business Corporation Law (relating to severance payments) provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition under Subchapter 25G of the Pennsylvania Business Corporation Law. Subchapter 25J of the Pennsylvania Business Corporation Law (relating to labor contracts) prohibits, in connection with a control-share acquisition under Subchapter 26G of the Pennsylvania Business Corporation Law, the abrogation of certain labor contracts, if any, prior to their stated date of expiration.

     The holding company has elected to opt out of coverage of Subchapter E (relating to control transactions), but has elected not to opt out of coverage under the other provisions Chapter 25 of the Pennsylvania Business Corporation Law. Therefore, the foregoing provisions of Chapter 25 of the Pennsylvania Business Corporation Law, other than Subchapter E, will be applicable to the holding company. Subchapters 25E through 25H of the Pennsylvania Business Corporation Law contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

     Purpose and Takeover Defensive Effects of Charter
     Provisions and Pennsylvania Law.

     We believe that the provisions described above are prudent and will reduce the holding company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. We believe these provisions are in the best interest of the holding company and its shareholders. In our judgment, the board will be in the best position to determine the true value of the holding company and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, we believe that it is in the best interests of the holding company and its shareholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also our view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the holding company and which is in the best interests of all shareholders.

     Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to shareholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the holding company and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the holding company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the holding company's remaining shareholders of the benefits of certain protective provisions of the Securities Exchange Act of 1934 if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

     Despite our belief as to the benefits of shareholders of these provisions, the provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the holding company's board, but pursuant to which shareholders may receive a premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the holding company's board of directors and management more difficult.

Business of the Holding Company and the Bank

     General

     Upon the completion of the reorganization, the Bank will become a wholly owned subsidiary of the holding company, and you will become a shareholder of the holding company with the same ownership interest in the holding company as you presently hold in the Bank.

     Immediately after completion of the reorganization, we expect that the holding company will not engage in any business activity other than to hold all of the stock of the Bank. The holding company does not presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, that the holding company in the future may pursue other investment opportunities, including possible diversification through acquisitions and mergers.

     The Bank is a state-chartered commercial banking institution which was incorporated under the laws of the Commonwealth of Pennsylvania, on December 19, 1913. The Bank's deposits are insured by the Federal Deposit Insurance
Corporation. As of December 31, 1999, the Bank had total assets of $292,508,000, total deposits of $231,229,000 and total stockholders' equity of $38,179,000.

     The Bank's administrative headquarters and full service main office are located at 24 South Third Street, Oxford, Pennsylvania; the main telephone number is (610) 932-9294.

     Regulation

     The Bank is subject to extensive regulation and examination by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The Bank's deposit accounts are insured up to the maximum legal limits by the Federal Deposit Insurance Corporation. The Bank is not a member of the Federal Reserve System.

     Federal and state banking laws regulate many aspects of the Bank's business including, but not limited to, capital requirements, amount of reserves for deposits, loans and investments the Bank may make, acceptable collateral that may be taken and consumer protection laws.

     The Bank is subject in the course of its activities to a growing number of federal, state and local environmental laws and regulations. The Bank does not anticipate that compliance with environmental laws and regulations will have any material effect on capital expenditures, earnings or on the competitive position of Peoples Bank.

     Properties

     The principal banking office and executive offices of the Bank are located at 24 South Third Street, Oxford, Pennsylvania 19363. The Bank owns the office building, which consists of approximately 21,000 square feet. In addition, the Bank owns an adjacent parking lot which consists of approximately
33,000 square feet, providing parking for customers and employees.

     The Bank owns a limited service branch office and electronic data processing operations center located at 3400 Baltimore Pike, Oxford, in East Nottingham Township,
Pennsylvania, which consists of approximately 2,400 square feet.

     The Avon Grove office, a full service branch, is located at 565 East Baltimore Pike in Avondale, Pennsylvania. The office consists of approximately 3,800 square feet. Peoples Bank has a long-term lease on the land with rental payments in 1999 totaling $16,500. The lease term expires in March 2008 and provides for eight renewal options of five years each.

     The Longwood office is a full service branch at 900 East Baltimore Pike in Kennett Square, Pennsylvania. The office consists of approximately 3,800 square feet. The rental payments on the long-term land lease totaled $50,000 in 1999. The lease term expires in 2015 and provides for one five-year renewal option and an additional renewal option of four years and three hundred and sixty-four days.

     The Jennersville Office is a full service branch located at Old Baltimore Pike and Route 796 in Penn Township, Chester County, Pennsylvania. The Bank has a long-term land lease which expires in 2017 and provides for one five-year renewal option and an additional renewal option of four years and eleven months. Rental payments in 1999 totaled $35,300.

     The Bank is constructing an operations center along
Route 10 in Lower Oxford Township, Chester County, Pennsylvania. As Peoples Bank has continued to grow, additional support personnel have been added, resulting in the main office and the current operations center being filled to capacity. This center alleviates the current overcrowding and provide the space necessary to handle future growth of Peoples Bank. This facility is not anticipated to be available for occupancy until the middle of 2000.

     Legal Proceedings

     The holding company has not, since its organization, been a party to any legal proceedings.

     Although the Bank from time to time is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which it is a party or to which its property is subject.

     Employees

     At the present time, the holding company does not intend to employ any persons other than its management. It will utilize the Bank's support staff from time to time and reimburse the Bank for the time of its employees. If the holding company acquires other banks or pursues other lines of business, at such time it may hire additional employees.

     At December 31, 1999, the Bank had 107 full-time and 22 part-time employees.

     Competition

     There is strong competition in the Bank's service area for banking business among commercial banks, thrift institutions, other financial institutions and financial intermediaries. In addition to commercial banks, federal and state savings and loan associations, savings banks and credit unions actively compete in the Bank's market area providing a wide variety of banking services. Mortgage banking firms, finance companies, insurance companies, leasing companies, brokerage companies and financial affiliates of industrial companies provide additional competition for loans and various financial services. The Bank also currently competes for interest-bearing funds with a number of other financial intermediaries which offer a diverse range of investment alternatives including brokerage firms and mutual funds. Many competitors of the Bank have substantially greater financial resources and larger branch systems than those of the Bank.

     There are ten full service commercial banks and two savings banks with branches in the southern Chester County portion of the Bank's designated market area. The Bank maintains the majority of the market share in the Oxford area and has now gained the largest market share in the Avondale-West Grove area; in the remainder of the market area the Bank continues to grow the size of our market share. The Bank is also subject to competition from banks outside of its service area for various financial services.

     In consumer transactions, the Bank believes that it is able to compete effectively by offering low cost checking accounts, comparable banking hours and competitive rates on its interest bearing accounts. In competing with other banks and financial institutions, the Bank seeks to provide personalized services through our management's knowledge and awareness of the Bank's service area, customers and borrowers.

     With respect to commercial transactions, the Bank's legal lending limit to a single borrower is generally lower than the other larger commercial lenders. Management believes that the Bank's legal lending limit is sufficient to handle the credit requirements of the Bank's target market. In addition, Peoples Bank will participate in commercial loans with other financial institutions if necessary, in order to accommodate a customer's needs.

     Management of Peoples First, Inc.

     Directors. The holding company's articles of incorporation provide that the board of directors will consist of not less than five nor more than twenty-five members. The board of directors will initially consist of eight members who will be divided into three classes. Directors will be elected for staggered terms of three years so that approximately one-third of the directors are elected each year. The directors of the holding company are, and upon completion of the holding company reorganization will continue to be, the same persons who are at present the directors of the Bank.

     The directors of Peoples Bank and their proposed classes as directors of the holding company are listed below:

NAME                          CLASS               TERM TO EXPIRE

Ben S. Beiler                  I                       2001
Arthur A. Bernardon            I                       2001
Clyde L. Cameron               II                      2002
Hugh J. Garchinsky             II                      2002
Carl R. Fretz                  II                      2002
George C. Mason                III                     2003
Ross B. Cameron                III                     2003
Emidio Frezzo, Jr.             III                     2003

     For information regarding the principal occupation and business experience of the directors for the past five years, see "Proposal II -- Election of Directors."

     Executive Officers. The executive officers of the holding company are, and upon completion of the reorganization will be, the following persons, each of whom is an officer with the Bank:

NAME                   POSITION

George C. Mason        Chairman of the Board and Chief Executive
                         Officer
Hugh J. Garchinsky     President
Carl R. Fretz          Corporate Secretary
Susan H. Reeves        Senior Vice President and Chief Financial
                         Officer

     For information regarding the principal occupation and business experience for the past five years of the executive officers, see "Proposal II -- Election of Directors."

     Executive Compensation. Since the formation of the holding company, none of its executive officers or directors has received any remuneration from the holding company. It is expected that unless and until the holding company becomes actively involved in additional businesses, no separate compensation will be paid to its directors and officers in addition to compensation paid to them by the Bank. The holding company may, however, determine that such separate compensation is appropriate in the future. At the present time, the holding company does not intend to employ any persons other than its present management. If the holding company acquires other businesses, it may at such time hire additional employees.

     Limitation of Liability and Indemnification of Directors and Officers. Section 212 of the holding company's bylaws provides for (1) indemnification of directors and officers of the holding company and (2) the elimination of a director's liability for monetary damages, in each case to the fullest extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors and officers of the corporation against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his or her office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     Regulatory Matters

     Activities Restrictions. The holding company is required to obtain prior approval of the Federal Reserve Board before acquiring control, directly or indirectly, of more than five percent of the voting shares or substantially all of the assets of any institution, including another bank.

     A bank holding company is prohibited from engaging in or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in non-banking activities unless the Federal Reserve Board, by order or regulation, has found such activities to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto. In making this determination, the Federal Reserve Board considers whether these activities offer benefits to the public that outweigh any possible adverse effects.

     Further, under the Bank Holding Company Act and the Federal Reserve Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or provision of any property or services. The so-called "anti-tie-in" provisions state generally that a bank may not extend credit, lease, sell property or furnish any service to a customer on the condition that the customer provide additional credit or service to the bank, to its bank holding company or to any other subsidiary of its bank holding company or on the condition that the customer not obtain other credit or service from a competitor of the bank, its bank holding company or any subsidiary of its bank holding company.

     Capital Requirements. The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by bank holding companies with consolidated assets of $150 million or more. For bank holding companies with less than $150 million in consolidated assets, the Federal Reserve Board applies the guidelines on a bank-only basis unless the bank holding company has publicly held debt securities or is engaged in non-bank activities involving significant leverage.

     The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies and state non-member banks to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to "risk-weighted" assets.

     The regulations require bank holding companies to maintain a minimum leverage ratio of "Tier 1 capital" to total assets of 3.0%. Tier 1 capital is the sum of common shareholders' equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), including any related surplus, and minority interests in consolidated subsidiaries; minus all intangible assets (other than certain purchased mortgage servicing rights and purchased credit card receivables), identified losses and investments in certain subsidiaries. Although setting a minimum 3.0% leverage ratio, the capital regulations state that only the strongest bank holding companies, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near such minimum level of capital. All other bank holding companies are expected to maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization's capital adequacy by its primary regulator. Any bank holding companies experiencing or anticipating significant growth would be expected to maintain capital well above the minimum levels. In addition, the Federal Reserve Board has indicated that whenever appropriate, and in particular when a bank holding company is undertaking expansion, seeking to engage in new activities or otherwise facing unusual or abnormal risks, it will consider, on a case-by-case basis, the level of an organization's ratio of tangible Tier 1 capital to total assets in making an overall assessment of capital.

     In addition to the leverage ratio, the regulations of the Federal Reserve Board require bank holding companies to maintain a minimum ratio of qualifying total capital to risk-weighted assets of at least 8.0% of which at least four percentage points must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and preferred stock with a maturity of 20 years or more and certain other capital instruments. The includable amount of Tier 2 capital cannot exceed the institution's Tier 1 capital. Qualifying total capital is further reduced by the amount of the bank's investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks and certain other deductions. The risk-based capital regulations assign balance sheet assets and the credit equivalent amounts of certain off-balance sheet items to one of four broad risk weight categories. The aggregate dollar amount of each category is multiplied by the risk weight assigned to that category based principally on the degree of credit risk associated with the obligor. The sum of these weighted values equals the bank holding company's risk-weighted assets.

     Restrictions on Acquisitions. Bank holding companies are prohibited from acquiring, without prior approval of the Federal Reserve Board, (i) control of any other bank or bank holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a bank or holding company thereof which is not a subsidiary.

     Transactions with Affiliates. Transactions between banks and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity which controls, is controlled by or is under common control with the bank. In a holding company context, the parent holding company of a bank (such as the holding company) and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B
(i) limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions.

     The restrictions contained in Section 22(h) of the Federal Reserve Act apply to loans by banks to executive officers, directors and principal shareholders (such as the holding company). Section 22(h) requires that loans to directors, executive officers and greater than 10% shareholders be made on terms substantially the same as offered in comparable transactions to other persons. Under Section 22(h), loans to an executive officer and to a greater than 10% shareholder of a bank (18% in the case of institutions located in an area with less than 30,000 in population), and certain affiliated entities of either, may not exceed together with all other outstanding loans to such person and affiliated entities the bank's loan-to-one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral). Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% shareholders of a bank, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the association with any "interested" director not participating in the voting. The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, to be the greater of $25,000 or 5% of capital and surplus (up to $500,000).

Description Of Holding Company Capital Stock

     The holding company is authorized to issue 10,000,000 shares of common stock, $1.00 par value per share. The holding company currently expects to issue up to 2,996,290 shares of holding company common stock in the holding company reorganization. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock.

     Holding Company Common Stock

     Voting Rights. Each share of the holding company common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the holding company common stock will possess exclusive voting rights in the holding company, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of holding company common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the holding company common stock and will not be permitted to cumulate their votes in elections of the holding company's directors.

     Liquidation. In the unlikely event of the complete liquidation or dissolution of the holding company, the holders of the common stock will be entitled to receive all assets of the holding company available for distribution in cash or in kind, after payment or provision for payment of (1) all debts and liabilities of the holding company; (2) any accrued dividend claims; and (3) liquidation preferences of any preferred stock which may be issued in the future.

     Dividends. From time to time, dividends may be declared and paid to the holders of the holding company common stock, who will share equally in any such dividends.

     Other Characteristics. Holders of the holding company common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of the holding company without first offering such shares to existing shareholders of the holding company. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by the holding company of the full purchase price therefor will be fully paid and non-assessable.

     Registrar and Transfer Agent.  American Stock Transfer and
Trust Co. will act as Registrar and Transfer Agent for the holding company's common stock.

Accounting Treatment

     The reorganization will be accounted for as a reorganization under common control treated as if a pooling of interests. Therefore, the consolidated capitalization, assets, liabilities, income and other financial data of the holding company immediately following the reorganization will be substantially the same as those of the Bank immediately prior to the reorganization, and, after the reorganization, will be shown in the holding company's consolidated financial statements at the Bank's historical recorded values. Because the reorganization will not result in a change in such financial statements, this proxy statement/prospectus does not include financial statements of the Bank or the holding company.

Legal Opinion

     The validity of the shares of the holding company common stock issuable upon consummation of the reorganization will be passed upon by Stevens & Lee, P.C., Reading, Pennsylvania.

Recommendation of Board of Directors

     The board of directors recommends that you vote "FOR" the approval of the reorganization agreement.

              PROPOSAL II -- ELECTION OF DIRECTORS

Nominees for Election as Directors

     The Bank's bylaws specify that the board of directors will consist of not less than five nor more than twenty-five members as fixed from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any meeting thereof. Each director must stand for election annually. Your board of directors has fixed the number of directors of the Bank at eight and has nominated the persons named below, each of whom currently serves as a director, for election as directors to serve until the next annual meeting of shareholders of the Bank and until their successors have been elected and qualified.

     If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of a substitute that your board of directors may recommend or the size of the board may be reduced to eliminate the vacancy. At this time, the board of directors knows of no reason why any nominee might be unavailable to serve.

The board of directors recommends you vote for the election of all nominees named below.

     The names of the persons presently serving as directors of the Bank, each of whom has been nominated for reelection (which also includes the most highly compensated officers), are listed below, together with their ages, business experience for at least five years and certain other information supplied by such person to the Bank, all as of January 31, 2000 (unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares of Bank common stock shown as beneficially owned by them);

                                                                    BENEFICIAL OWNERSHIP(1)
                                                                                 PERCENTAGE
                               OCCUPATION AND                         NUMBER     OF SHARES
NOMINEE               AGE        EMPLOYMENT                         OF SHARES   OUTSTANDING
George C. Mason        64   Chairman of the Board since 1973         434,163(2)   14.49%
                            Chief Executive Officer since 1992
                            Director since 1972
                            Director of HERCO, Inc.
                            Director of Penn Mutual Insurance Co.

Hugh J. Garchinsky     49   Director since 1997                        3,348       0.11%
                            President, since January 1, 2000
                            Executive Vice President 1997-1999
                            Senior Vice President 1996-1997
                            Vice President of Loan Operations
                              1994-1995

Ben S. Beiler          57   Director since 1989                       21,944(3)     0.73%
                            President of Beiler Enterprises, Inc.,
                              and other related entities (all of
                              which are engaged in real estate
                              sales, investment, or development
                              companies)

Arthur A. Bernardon    53   Director since 1998                        1,947(4)     0.06%
                            President of Bernardon & Associates
                              Architects, PC and partner in real
                              estate investment and development
                              companies

Clyde L. Cameron       74   Director since 1979                       32,699(5)     1.09%
                            President of Cameron's Inc. (a retail
                              and wholesale supplier of hardware
                              and plumbing supplies)

Ross B. Cameron, Jr.   58   Director since 1999                       11,600        0.29%
                            Partner/Owner in investment
                              firm RCH Investments, a commercial
                              real estate development partnership

Carl R. Fretz(8)       69   Vice Chairman and Corporate               50,644(6)     1.69%
                              Secretary since January 1, 2000
                            President of the Bank 1973-1999
                            Director since 1965

Emidio Frezzo, Jr.     63   Director since 1993                        3,895(7)     0.13%
                            President of Emidio Frezzo, Jr., Inc.
                              (mushroom growing and supply
                              operation)

Directors and Executive
  Officers as a group
  (14 persons)                                                       591,494(9)    19.74%

___________
(1) Based upon information furnished by the respective individual and/or filings made pursuant to Federal
     Deposit Insurance Company regulations. Under these regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares.

(2) Includes 45,152 shares owned by his spouse, and 131,120 shares in a trust for children of which he is trustee.
     Mr. Mason disclaims beneficial ownership of these shares.

(3) Includes 2,270 shares owned jointly with spouse; 1,100 shares are owned by Mr. Beiler's spouse of which he disclaims beneficial ownership.

(4)  Includes 1,947 shares owned jointly with spouse.

(5) Includes 8,756 shares owned by Mr. Cameron's spouse of which he disclaims beneficial ownership.

(6) Includes 4,158 shares owned jointly with spouse; 17,491 shares are owned by Mr. Fretz' spouse of he disclaims beneficial ownership.

(7) Includes 595 shares owned jointly with spouse of which he disclaims beneficial ownership.

(8)  Carl R. Fretz is the father-in-law of Jay L. Andress,
     Senior Vice President of Operations.

(9) Includes 204,632 shares beneficially owned indirectly by the directors and executive officers of Peoples Bank for which beneficial ownership is disclaimed.

General Information About the Board of Directors

     The Bank's board of directors held 13 meetings in 1999. During 1999, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he served as a director and
(2) the total number of meetings of all committees of the board on which he served during the period that he served as a member of such committee.

     Directors receive an annual fee of $9,000. Directors who are not employees also receive $50 for each committee meeting attended.

     There are no family relationships between any director, executive officer or person nominated or chosen by the board to become a director or executive officer other than as described in footnote 8 to the Beneficial Ownership table set forth above.

     The board of directors has an audit committee and a compensation committee; it did not have a nominating committee.

     For 1999, the audit committee consisted of Messrs. Beiler, Frezzo and Clyde Cameron. All actions of the audit committee were reviewed and approved by the board of directors as a whole.

     The compensation committee consists of Messrs. Beiler, Ross
Cameron, Frezzo, Garchinsky and Mason. This committee reviews and approves the compensation of the executive officers of the Bank. The committee met once in 1999.

Executive Compensation

     The following table sets forth for the fiscal years ended December 31, 1999, 1998 and 1997, certain information as to the total remuneration paid to or accrued for the benefit of Peoples Bank's Chief Executive Officer and Peoples Bank's other top four executive officers receiving total compensation in excess of $100,000.

                   Summary Compensation Table

                                            Annual Compensation
                                                  Other Annual    All Other
Name and                      Salary     Bonus    Compensation   Compensation
Principal Position    Year    ($)(1)      ($)         ($)(2)          ($)
George C. Mason       1999   $159,000   $30,000         -         $12,178(3)
Chairman and Chief    1998   $155,016   $25,000         -         $11,232(3)
Executive Officer     1997   $149,400   $25,000         -         $12,202(3)

Carl R. Fretz         1999   $165,400   $47,750         -         $18,760(5)
Director and          1998   $165,400   $22,750         -         $15,699(5)
Vice Chairman         1997   $160,100   $22,250         -         $13,132(5)
and Corporate
Secretary(4)

Hugh J. Garchinsky    1999   $107,800   $25,000         -         $ 9,439(7)
Director and          1998   $102,800   $15,000         -         $ 8,369(7)
President(6)          1997   $ 94,500   $15,000         -         $ 8,362(7)

James F. Taylor       1999   $ 88,500   $14,000         -         $ 8,322(8)
Senior Vice           1998   $ 85,000   $10,000         -         $ 7,404(8)
President             1997   $ 80,364   $10,000         -         $ 8,662(8)

Howard Manheim        1999   $ 85,600   $15,000         -         $ 7,892(9)
Senior Vice           1998   $ 72,500   $10,500         -         $ 6,424(9)
President             1997   $ 70,000   $10,000         -         $ 6,492(9)

(1) Amounts shown include cash compensation earned and received as well as amounts earned but deferred at the election of those officers pursuant to the terms of the Bank's profit sharing and 401(k) Plan and annual director's fees.

(2) The value for perquisites and other personal benefits does not exceed the lesser of $50,000 or ten percent of the total annual salary and bonus of each named executive officer.

(3) Consists of the Bank's contributions to Peoples Bank's profit sharing and 401(k) plan for 1999, 1998 and 1997 totaling $12,178, $11,232, and $12,202, respectively.

(4) Mr. Fretz served as the President of the Bank until December 31, 1999 when he assumed the position of Vice
     Chairman and Corporate Secretary.

(5) Consists of the Bank's contributions to the Bank's profit sharing and 401(k) plan for 1999, 1998 and 1997 totaling $12,698, $12,028, and $9,461, respectively; and premiums on term life insurance for 1999, 1998 and 1997 totaling $6,062, $3,671 and $3,671, respectively.

(6) Mr. Garchinsky served as the Executive Vice President of the Bank until December 31, 1999 when he assumed the position of President.

(7) Consists of the Bank's contributions to the Bank's profit sharing and 401(k) plan for 1999, 1998 and 1997 totaling, $9,439, $8,369 and $8,362, respectively.

(8) Consists of the Bank's contributions to the Bank's profit sharing and 401(k) plan for 1999, 1998, and 1997 totaling
     $8,322, $7,404, and $8,662, respectively.

(9) Consists of the Bank's contributions to the Bank's profit sharing and 401(k) plan for 1999, 1998 and 1997 totaling
     $7,892, $6,434, and $6,492, respectively.

Employment Agreement

     The Bank has an employment agreement with Mr. George C.
Mason, Chairman and Chief Executive Officer. Mr. Mason's employment agreement became effective on January 1, 1996.

     The purpose of the employment agreement is to establish the duties, compensation and continued employment relationship with the Bank of Mr. Mason. The employment agreement provides for an initial term of five years, after which such agreement will automatically renew for successive one year terms at the end of the initial term and each renewal period unless notice of termination is given. The employment agreement also provides that Mr. Mason will receive a minimum annual salary of $125,000, or such higher annual salary as the compensation committee of the board of directors may determine, and an annual bonus of at least $10,000. In addition, Mr. Mason is entitled to participate in all of the employee benefit plans which are applicable to executive salaried employees; disability insurance with a monthly benefit of $2,500; and fringe benefits normally associated with such officer's position.

     The employment agreement terminates upon the death or disability of Mr. Mason, or for cause, as defined in the employment agreement. Following the termination of his employment agreement, Mr. Mason has agreed not to compete with the Bank within a 30 mile radius of the Bank's executive office, for a period of two years. The employment agreement provides that, if the Bank terminates the employment of Mr. Mason without cause, or Mr. Mason terminates his employment for specified events of good reason, Mr. Mason would receive his then current salary for the remainder of the initial term or any renewal thereof or 300% of the sum of his individual average annual salary plus average annual bonus for the preceding five years, whichever is greater. Such amount is payable in equal monthly installments over the remainder of the term of the employment agreement. During such period, Mr. Mason and his dependents would be entitled to all employee benefits, other than bonuses, as if he were still employed. At the end of the period, Mr. Mason would be deemed to have retired and be eligible for all benefits provided to retirees.

     The employment agreement also provides that if Mr. Mason's employment is terminated within one year of a change in control of the Bank, he will receive as severance all benefits described above, adjusted so that the total present value of all such payments and benefits is less than 300% of his average annual compensation.

     A "change in control" is generally defined in the employment agreements to mean (a) the acquisition by any "person" (as the term "person" is used in Section 3(a)(9) and 13(d)(3) of the Securities and Exchange Act of 1934), other than a current shareholder holding as record owner in excess of five percent (5%) of the outstanding securities of the Bank directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the voting power of the then outstanding securities of the Bank; or (b) a change in the composition of a majority of the board of directors of the Bank which occurs within twelve (12) months after any "person" (as the term "person" is used in Sections 3(a)(9) and 13(d)(3) of the Securities and Exchange Act of 1934), other than a current shareholder holding as record owner in excess of five percent (5%) of the outstanding securities of the Bank, becomes the beneficial owner, directly or indirectly, of securities representing twenty-five percent (25%) of the voting power of the then outstanding securities of the Bank.

     In the event of termination of Mr. Mason's employment under his employment agreement as a result of disability or death, Mr. Mason, or his estate, would be entitled to continuation of base salary for the remainder of the agreement, with a minimum period of one year in the case of death.

Compensation Committee Interlocks and Insider Participation

     The compensation committee of the board of directors consists of three independent directors, Messrs. Beiler, Frezzo and Ross Cameron; the Chief Executive Officer, Mr. Mason; and the President, Mr. Garchinsky.

     Mr. Beiler is the President of Beiler Campbell, Inc. from whom the Bank leases the ground for the Longwood Branch. On December 7, 1994, the Bank signed a 20 year land lease with two five-year renewals with Beiler Campbell, Inc. for this branch. The term of the lease commenced in August 1995. Rental payments made in 1999 totaled $50,000. In addition to the lease payments in 1999, the Bank paid $9,000 to Beiler Campbell, Inc. for common area expense related to the Longwood Branch. In addition, Mr. Beiler's company has performed real estate appraisals for customer loans extended by the Bank. Substantially all of the $52,700 paid for appraisals was passed through to the borrowers. Management believes that payments made by the Bank for these services were comparable to market rates which would have been charged by unaffiliated third parties for similar services.

Committee Report on Executive Compensation

     The salary structure for executive and senior officers of the Bank is included in the overall salary structure of the Bank and is evaluated using the same established criteria that is used for other employees. Salary levels for all employees are determined using salary data for similar job responsibilities from comparable and competitive institutions. The salary administration committee uses this data to establish salary ranges for each job description within the Bank. The overall objective of the salary administration policy is to provide competitive levels of compensation for all employees that is directly related to individual performance and contribution to the success of the Bank.

     The Bank's compensation committee reviews the performance of the Chairman of the Board and President so as to provide an overall level of compensation that is competitive within the community banking industry in Pennsylvania. In addition to using competitive data, the compensation committee considers individual performance and contributions to the Bank's annual or long-term results. The compensation committee uses its discretion to set such compensation where, in its judgment, external, internal or individual circumstances warrant. In addition, the Bank has entered into an employment agreement with the Chairman of the Board which calls for a minimum annual salary of $125,000 and annual bonuses of at least $10,000, as described under "Employment Agreement."

     The base salary for Mr. Mason, Chairman and Chief Executive Officer, was set at $140,000 in 1997 and increased to $146,000 in 1998, and $150,000 in 1999. For 2000, Mr. Mason's base salary has been set at $160,000 in accordance with the terms of his employment agreement. Mr. Mason was also paid a bonus for 1999 in the amount of $30,000. Determination of Mr. Mason's salary and bonus level by the compensation committee was based on competitive salary information available, the Bank's overall performance, including both qualitative and quantitative measures, as well as Mr. Mason's individual performance.

                     Compensation Committee

                Ben S. Beiler            George C. Mason
                Emidio Frezzo, Jr.       Carl R. Fretz
                Ross B. Cameron, Jr.

Common Stock and Related Shareholder Matters

     The authorized capital stock of the Bank consists of 5,000,000 shares of common stock, par value $1.00 per share, of which 2,996,290 shares were outstanding as of January 31, 2000. There were approximately 745 stockholders of record as of January 31, 2000. The Bank's common stock is not listed or traded on a recognized securities exchange. The Bank's common stock is traded in the over-the-counter market under the symbol PPBK and trading in the Bank's common stock is limited in volume.

     The following table sets forth the high and low prices of the Bank's common stock for each quarterly period for the last two years. Prices for the sale of stock are based upon transactions reported by the brokerage firm of F. J. Morrissey Co., Inc. The quoted high and low bid prices are limited to those transactions known by management to have occurred and there may, in fact, have been additional transactions of which management is unaware.

                                     1999              1998
                                High      Low     High      Low

First Quarter                  $36.00   $33.25   $32.00   $27.50
Second Quarter                  35.25    30.50    34.50    30.00
Third Quarter                   31.00    27.25    38.50    35.00
Fourth Quarter                  28.25    23.25    36.00    33.00

     Holders of shares of common stock are entitled to receive such dividends when, as and if declared by the board of directors of the Bank, out of funds legally available for dividends. Under Pennsylvania banking law, the payment of dividends is generally restricted to the Bank's accumulated net earnings.

     The Bank has paid quarterly cash dividends on its common stock since 1988. The following sets forth the cash dividends paid per share on the Bank's common stock during the two years ended December 31, 1999.


                                              Per-Share Dividend
                                                 1999     1998

First Quarter                                   $0.100   $0.091
Second Quarter                                   0.100    0.091
Third Quarter                                    0.110    0.091
Fourth Quarter                                   0.110    0.100

     American Stock Transfer & Trust Company, 40 Wall Street,
New York, New York serves as the Bank's transfer and dividend paying agent.

Stock Performance Graph

     The following graph presents the five-year cumulative stockholder return for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 comparing (i) Bank common stock, (ii) the
S & P 500 Index and (iii) a peer group index. The peer group index consists of Pennsylvania banks with total assets of between $250 million and $575 million. The comparison assumes $100 was invested on December 31, 1994 in the Bank's common stock and that all dividends were reinvested. The historical price performance of the Bank's common stock as depicted in the following graph is not necessarily indicative of future price performance.

                        STOCK PERFORMANCE

                          [INSERT GRAPH]

                                       December 31,
                         1994   1995   1996   1997   1998   1999

The Peoples Bank
  of Oxford              $100   $110   $151   $201   $261   $218
S&P 500                  $100   $137   $169   $225   $289   $350
Peer Group               $100   $120   $143   $205   $223   $209

     The peer group index consists of ACNB Corporation; CNB Financial Corporation; Codorus Valley Bancorp, Inc.; Commonwealth Bancorp, Inc.; Drovers Bancshares Corporation; First West Chester Corporation; Franklin Financial Services Corporation; Penseco Financial Services Corporation; and Pioneer American Holding Company.

Certain Indebtedness

    The Bank has had and intends to continue to have banking and financial transactions in the ordinary course of business, including loans, with its directors, officers, principal stockholders and their associates. The loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of extensions of credit outstanding since January 1, 1999, to directors, officers, principal stockholders and any associate of such persons, did not exceed the lesser of $5.0 million or 10% of the Bank's equity capital and the aggregate extensions of credit to all such persons, as a group, did not exceed 20% of the Bank's equity during such period.

Certain Transactions

     The Bank has had and intends to have business transactions in the ordinary course of business with directors, officers, principal stockholders and their associates on comparable terms as those prevailing from time to time for other nonaffiliated vendors of the Bank.

     Director Arthur A. Bernardon is the President of
Bernardon & Associates Architects, P.C., which designed the Bank's new Operations Center. In total during 1999, the Bank paid $175,000 to Bernardon & Associates, for the design and planning and construction of new bank buildings. Management believes that payments made by the Bank for these services were comparable to market rates which would have been charged by unaffiliated third parties for similar services.

     Also see "Compensation Committee Interlocks and Insider
Participation."

Financial Statements

     The audited financial statements of the Bank for the fiscal year ended December 31, 1999, prepared in conformity with generally accepted accounting principles, are included in the Annual Report to Shareholders which accompanies this proxy statement/prospectus. No financial statements of the holding company are presented in this proxy statement/prospectus because the holding company currently has no significant assets or liabilities. In addition, no pro forma consolidated financial statements of the holding company are included herein since such statements would reflect no material differences from the consolidated financial statements of the Bank.

Independent Auditors

     Beard & Company, Inc. is the Bank's principal independent auditor. A representative of Beard & Company is expected to be present at the meeting to respond to shareholders' questions and he will have the opportunity to make a statement if he so desires.

Shareholder Proposals

     Holding Company. If the holding company reorganization is completed, the 2001 annual meeting of shareholders will be held in accordance with the articles of incorporation and bylaws of the holding company rather than the articles of incorporation and bylaws of the Bank. A shareholder who desires to submit a proposal to be considered for inclusion in the holding company's proxy statement for 2001 must submit the proposal to the holding company at P.O. Box 500, 24 South Third Street, Oxford, Pennsylvania 19363 on or before ____________, 2000, and meet certain other requirements of the SEC's regulations relating to shareholder proposals.

     A shareholder proposal which is not submitted in accordance with these requirements will not be included in the holding company's proxy materials but may nonetheless be presented at the annual meeting of shareholders in 2001. To be presented at the meeting of the holding company's shareholders, it must be delivered or mailed to the Secretary not more than 90 nor less than 60 days prior to the meeting, provided that if less than 31 days' notice is given, shareholder proposals may be submitted not later than the fifth day following the day on which notice of the meeting was mailed to shareholders.

     The Bank. If the holding company reorganization is not completed, a shareholder who desires to submit a proposal to be considered for inclusion in the Bank's proxy statement for 2001, must submit the proposal to the Bank at P.O. Box 500, 24 South Third Street, Oxford, Pennsylvania 19363, on or before ___________, 2000, and meet certain other requirements of the FDIC's regulations relating to shareholder proposals.

     A shareholder proposal which is not submitted in accordance with these requirements will not be included in the Bank's proxy materials, but may nonetheless be presented at the annual meeting of shareholders in 2001. If the shareholder intending to be present such a proposal has not provided the Bank notice of the matter on or before _________ __, 2001, the proxyholders of the board of directors would have discretionary authority to vote on such proposal at the meeting.

Section 16 Reporting

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Bank's officers and directors, and persons who own more than 10% of Bank common stock to file reports of the ownership and changes in the ownership with the Federal Deposit Insurance Corporation. Officers, directors and beneficial owners of more than ten percent of Bank common stock are required to furnish the Bank with copies of all such forms which they file.

     Based solely upon the Bank's review of such forms received by it, or written representations from certain reporting persons that no Forms F-8A were required for those persons, the Bank believes that during the fiscal year ended December 31, 1999, all filing requirements applicable to its officers, directors and persons who own more than ten percent of the common stock of the Bank were complied with except that one transaction was inadvertently reported late by director Emidio Frezzo, Jr.

                      ADJOURNMENT PROPOSAL

     In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the holding company reorganization at the time of the meeting, such proposal could not be approved unless the meeting is adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by the Bank, at the time of the applicable meeting to be voted for such adjournment, if necessary, the Bank has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration.

     The board of directors of the Bank recommends that shareholders vote their proxies in favor of the adjournment proposal so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the adjournment proposal unless otherwise indicated thereon. If it is necessary to adjourn the meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the meeting.

                          OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matter properly comes before the meeting requiring a vote of the shareholders it is the intention of the persons names in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     The Bank's Annual Report to Shareholders for the year ended
December 31, 1999, accompanies this proxy statement/prospectus.

THE BANK WILL PROVIDE TO EACH PERSON SOLICITED, UPON WRITTEN REQUEST, WITHOUT CHARGE EXCEPT FOR EXHIBITS, A COPY OF ITS ANNUAL REPORT ON FORM 10-K. SUCH REPORT WILL BE FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION ON OR ABOUT MARCH 30, 2000. REQUESTS SHOULD BE ADDRESSED TO SUSAN H. REEVES, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, THE PEOPLES BANK OF OXFORD, P.O. BOX 500, OXFORD, PENNSYLVANIA 19363.

                              By Order of the Board of Directors


                              Carl R. Fretz, Vice-Chairman &
                              Corporate Secretary

Oxford, Pennsylvania



                                                       EXHIBIT A


               AGREEMENT OF REORGANIZATION AND MERGER

     THIS AGREEMENT OF REORGANIZATION AND MERGER made as of this 15th day of February, 2000, between PEOPLES FIRST, INC., a Pennsylvania corporation (the "Holding Company"), and THE PEOPLES BANK OF OXFORD, a state-chartered banking institution organized and existing under the laws of the Commonwealth of Pennsylvania (the "Bank"). In addition, as soon as reasonably and legally possible, the Holding Company will form as a wholly-owned subsidiary, a new state-chartered interim bank organized and existing under the laws of the Commonwealth of Pennsylvania (the "Interim Bank") and under the name "THE PEOPLES INTERIM BANK OF OXFORD," which will upon such formation become a party to this Agreement and to the Plan of Merger attached hereto as Exhibit A. All obligations of the Interim Bank will, until properly assumed by the Interim Bank by its execution of this Agreement, be made and assumed on its behalf by the Holding Company.

                           BACKGROUND

     The Holding Company, Peoples Bank, and the Interim Bank desire to effect the formation of a bank holding company whereby the Bank and the Interim Bank will be merged, the Bank, as the surviving bank in the merger, will become a wholly-owned subsidiary of the Holding Company, and the present shareholders of the Bank (except for those who properly perfect dissenters' rights) will become shareholders of the Holding Company, on the terms and conditions hereinafter set forth;

                         AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                            ARTICLE I
                             MERGER

     1.1 AGREEMENT TO MERGE. Subject to the terms and conditions hereinafter set forth, the parties hereto agree to effect a merger of the Bank and the Interim Bank (the "Merger") pursuant to the provisions of the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"), in accordance with the Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Plan of Merger").

     1.2 HOLDING COMPANY COMMON STOCK. The Holding Company shall make available to the Interim Bank a sufficient number of shares of the common stock, par value $1.00 per share (the "Holding Company Common Stock"), of the Holding Company to effect the Merger in accordance with the provisions of the Plan of Merger.

                           ARTICLE II
     SHARES OF THE HOLDING COMPANY AND OF THE SURVIVING BANK

     2.1 CONVERSION OF SHARES. The manner of converting the shares of common stock, par value $1.00 per share, of the Bank (the "Bank Common Stock") into shares of Holding Company Common Stock and the shares of common stock, par value $1.00 per share, of the Interim Bank into shares of common stock, par value $1.00 per share, of the surviving bank in the Merger shall be as set forth in Article IV of the Plan of Merger.

                           ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF THE HOLDING COMPANY

     The Holding Company represents, warrants and agrees as follows:

     3.1 ORGANIZATION AND STANDING. The Holding Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.

     3.2 CAPITALIZATION. The Holding Company is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, of which no shares are issued and outstanding on the date hereof. There are no outstanding options, warrants, calls, convertible securities, subscriptions, or other commitments or rights of any nature with respect to the Holding Company Common Stock.

     3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery, and performance of this Agreement have been duly authorized by the Board of Directors of the Holding Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Holding Company is a party or by which it is bound or any law, order, or decree applicable to the Holding Company, or any provision of its Articles of Incorporation or Bylaws.

     3.4 ABSENCE OF LIABILITIES. Immediately prior to the effective time of the Merger, the Holding Company will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.

                           ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF THE BANK

     The Bank represents, warrants and agrees as follows:

     4.1 ORGANIZATION AND STANDING. The Bank is a banking institution duly organized and existing under the laws of the Commonwealth of Pennsylvania.

     4.2 CAPITALIZATION. The Bank is authorized to issue 5,000,000 shares of common stock, par value $1.00 per share, of which 2,996,290 shares are issued and outstanding on the date hereof. There are no options, warrants, calls, convertible securities, subscriptions, or other commitments or rights of any nature with respect to the Bank Common Stock outstanding on the date hereof.

     4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery, and performance of this Agreement and of the Merger Agreement have been duly authorized by the Board of Directors of the Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Bank is a party or by which it is bound, or any law, order, decree applicable to the Bank, or any provision of its Articles of Incorporation or Bylaws.

                            ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF THE INTERIM BANK

     The Interim Bank represents, warrants and agrees as follows:

     5.1 ORGANIZATION AND STANDING. The Interim Bank is an interim Pennsylvania state chartered bank in the process of formation under the Act.

     5.2 CAPITALIZATION. Upon its formation, the Interim Bank will be authorized to issue 5,000,000 shares of common stock, par value $1.00 per share, of which 20,000 shares will be issued and outstanding and owned by the Holding Company immediately prior to the Merger.

     5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery, and performance of this Agreement and the Merger Agreement will be duly authorized by the Board of Directors of the Interim Bank. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Interim Bank is a party or by which it is bound or any law, order, decree applicable to the Interim Bank, or any provision of its Articles of Incorporation or Bylaws.

     5.4 ABSENCE OF LIABILITIES. Prior to the effective time of the Merger, the Interim Bank will have engaged only in the transactions contemplated by this Agreement and the Plan of Merger, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement and in the Plan of Merger.

                           ARTICLE VI
                 COVENANTS OF THE HOLDING COMPANY

     The Holding Company agrees that between the date hereof and the effective time of the Merger:

     6.1 CAPITALIZATION OF THE INTERIM BANK. The Holding Company shall purchase a total of 20,000 shares of common stock, par value $1.00 per share, of the Interim Bank for $10.00 per share and cause the Interim Bank to do all things necessary to obtain a charter as an interim Pennsylvania state chartered bank, pursuant to the Banking Code, so as to permit the consummation of the Merger provided for in the Plan of Merger.

     6.2 APPROVAL OF MERGER. The Holding Company, as the sole shareholder of the Interim Bank, shall approve this Agreement and the Plan of Merger in accordance with applicable law.

     6.3 BEST EFFORTS. The Holding Company shall use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Banking Code and applicable law and receipt of required regulatory approvals.

                           ARTICLE VII
                      COVENANTS OF THE BANK

     The Bank agrees that between the date hereof and the effective time of the Merger:

     7.1  SHAREHOLDERS MEETING.  The Bank shall submit this
Agreement and the Plan of Merger to the vote of its shareholders, as provided by the Banking Code and other applicable laws, at the annual meeting of shareholders of the Bank to be held on or about May 9, 2000, and any adjournment or postponement thereof.

     7.2 BEST EFFORTS. The Bank shall use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, subject, however, to the requisite vote of the shareholders of the Bank in accordance with the requirements of the Banking Code and applicable law and receipt of required regulatory approvals.

                          ARTICLE VIII
            CONDITIONS TO OBLIGATIONS OF THE PARTIES

     The obligations of the parties to consummate this Agreement and the Plan of Merger shall be subject to the following conditions:

     8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. The representations and warranties and covenants contained in Sections 3, 4, 5, 6, and 7 hereof shall be true as of and at the effective time of the Merger, and each party shall have performed all obligations required hereby to be performed by it prior to the effective time of the Merger.

     8.2  BANK SHAREHOLDER APPROVAL.  The shareholders of the
Bank shall have duly approved this Agreement and the Plan of Merger in accordance with the requirements of the Banking Code and applicable law.

     8.3 REGULATORY APPROVALS. Any federal or state regulatory agency having jurisdiction (banking or otherwise), to the extent that any consent or approval is required by applicable laws or regulations for the consummation of this Agreement and the Plan of Merger, shall have granted any necessary consent or approval.

     8.4 REGISTRATION STATEMENT. The Registration Statement on Form S-4 (the "Registration Statement") filed by the Holding Company under the Securities Act of 1933, as amended, covering the shares of the Holding Company Common Stock to be issued pursuant to this Agreement and the Plan of Merger shall have been declared effective by the Securities and Exchange Commission; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Holding Company, shall be contemplated or threatened by the Securities and Exchange Commission.

     8.5 LITIGATION. There shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the Merger or the transactions contemplated by this Agreement or the Plan of Merger, or otherwise claiming that consummation of the Merger is improper.

     8.6 TAX OPINION. A tax opinion shall have been obtained from Stevens & Lee, P.C., satisfactory in form and substance to the parties, to the effect that, among other things, (i) no gain or loss will be recognized by the Holding Company, the Interim Bank or the Bank by reason of the Merger; (ii) no gain or loss will be recognized by the Bank's shareholders by reason of the conversion of shares of Bank Common Stock into shares of Holding Company Common Stock; (iii) the Merger will constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and
(iv) each of the parties will be considered a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     8.7 DISSENTING SHAREHOLDERS. Holders of no more than nine percent (9%) of the outstanding shares of Bank Common Stock shall have exercised rights as dissenting shareholders under
Section 1607 of the Pennsylvania Banking Code of 1965, as amended.

                            ARTICLE IX
                TERMINATION, WAIVER, AND AMENDMENT

     9.1 CIRCUMSTANCES OF TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the Plan of Merger may be terminated at any time before the effective time of the Merger (whether before or after action with respect thereto by the Bank's shareholders) only:

          (a) by the mutual consent of the Board of Directors of the Bank, the Interim Bank and the Holding Company evidenced by an instrument in writing signed on behalf of each by any two of their respective officers; or

          (b) by the Board of Directors of the Bank if, in its sole judgment, the Merger would be inadvisable because of the number of shareholders of the Bank who perfect their dissenter's rights in accordance with applicable law and the Plan of Merger, or if, in the sole judgment of such Board, the Merger would not be in the best interests of the Bank or its employees, depositors or shareholders for any reason whatsoever.

     9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment hereof, this Agreement and the Plan of Merger shall become void and have no effect, without any liability on the part of any of the parties, their directors, officers or shareholders, except as set forth in Section 10 hereof.

     9.3 WAIVER. Any of the terms or conditions of this Agreement and the Plan of Merger may be waived in writing at any time by the Bank by action taken by its Board of Directors, whether before or after action by the Bank's shareholders; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors, such waiver will not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Bank.

     9.4 AMENDMENT. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the Plan of Merger may be amended at any time by the affirmative vote of a majority of the Board of Directors of each of the Bank, the Holding Company and the Interim Bank, whether before or after action with respect thereto by the Bank's shareholders and without further approval of such amendment by the shareholders of the parties hereto; provided, however, that Section 1.2 of this Agreement and Section 7 of the Plan of Merger Agreement may not be amended after the meeting of the Bank's stockholders referred to in Section 7.1 hereof except by the vote of the Bank's shareholders required for the approval of the Merger by such shareholders.

                            ARTICLE X
                             EXPENSES

     10.1 GENERAL. Each party hereto will pay its own expenses incurred in connection with this Agreement and the Plan of Merger, whether or not the transactions contemplated herein are effected.

     10.2 CAPITAL DISTRIBUTION. Upon the effective time of the Merger, the surviving bank shall make a capital distribution to the Holding Company in an amount equal to the sum of:

          (a) the expenses of the Holding Company in connection with the transactions contemplated herein, if any; and

          (b) the principal amount of any loan together with interest thereon that the Holding Company shall have obtained to purchase shares of common stock, par value $1.00 per share, of the Interim Bank as provided in
     Section 6.1 hereof.

                            ARTICLE XI
                          MISCELLANEOUS

     11.1 RESTRICTIONS ON AFFILIATES. The Holding Company may cause stock certificates representing any shares issued to any shareholder who may be deemed to be an affiliate of the Bank, within the meaning of Rule 145 under the Securities Act of 1933, as amended, to bear a legend setting forth any applicable restrictions on transfer thereof under Rule 145 and may cause stop-transfer orders to be entered with its transfer agent with respect to any such certificates.

     11.2 NO BROKERS. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement, the Plan of Merger and the transactions contemplated hereby or thereby.

     11.3 ENTIRE AGREEMENT. This Agreement (including the Plan of Merger attached as an exhibit hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

     11.4 CAPTIONS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement or the Plan of Merger.

     11.5  APPLICABLE LAW.  This Agreement and the Plan of
Merger shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

     11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day, month and year first above mentioned.

                             PEOPLES FIRST, INC.

                             By:     /s/ George C. Mason
                                George C. Mason,
                                Chief Executive Officer


                             THE PEOPLES BANK OF OXFORD

                             By:      /s/ George C. Mason
                                George C. Mason,
                                Chief Executive Officer

     THE PEOPLES INTERIM BANK OF OXFORD hereby agrees to and assumes all of the obligations and agreements contained herein which were agreed to and assumed on its behalf by Peoples First, Inc.

                             Date:____________________

                             THE PEOPLES INTERIM BANK OF OXFORD

                             By: _______________________________



                         PLAN OF MERGER

          THIS PLAN OF MERGER (the "Plan of Merger") dated as of
_________, 2000, is by and between THE PEOPLES BANK OF OXFORD, a
Pennsylvania banking institution ("the Bank"), and THE PEOPLES
INTERIM BANK OF OXFORD, a Pennsylvania interim banking institution ("Interim Bank").

                            BACKGROUND

          1. The Bank is a Pennsylvania banking institution. The authorized capital stock of the Bank consists of 5,000,000 shares of common stock, par value $1.00 per share ("Bank Common Stock"), 2,996,290 of which at the date hereof are issued and outstanding.

          2. Interim Bank is a Pennsylvania interim banking institution and a wholly-owned subsidiary of Peoples First, Inc. (the "Holding Company"). The authorized capital stock of Interim Bank consists of 5,000,000 shares of common stock, par value $1.00 per share ("Interim Bank Common Stock"), of which at the date hereof 20,000 shares are issued and outstanding.

          3. The respective Boards of Directors of the Bank and the Interim Bank deem the merger of the Interim Bank with and into the Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

          4. The respective Boards of Directors of the Bank, the Interim Bank, and the Holding Company have adopted resolutions approving (i) this Plan of Merger and (ii) an Agreement of Reorganization and Merger, dated as of February 1, 2000 (the "Agreement") pursuant to which this Plan of Merger is being executed by the Bank and the Interim Bank.

                           AGREEMENT

          In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, the Bank and the Interim Bank, intending to be legally bound hereby, agree:

                            ARTICLE I
                         MERGER; BUSINESS

          1.1 Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): the Interim Bank shall merge with and into the Bank; the separate existence of the Interim Bank shall cease; and the Bank shall be the surviving corporation (such transaction referred to herein as the "Merger" and the Bank, as the surviving corporation in the Merger, referred to herein as the "Surviving Bank").

          1.2 Name and Business. The business of the Surviving Bank shall be conducted under the name "The Peoples Bank of Oxford" at its main office, which shall be located at 24 South Third Street, P.O. Box 500, Oxford, Pennsylvania 19363-0500, and at its legally established branches existing immediately prior to the Effective Date.

                           ARTICLE II
                        CHARTER AND BYLAWS

          On and after the Effective Date, the Articles of Incorporation and Bylaws of the Bank, as in effect immediately prior to the Effective Date, shall automatically be and remain the Articles of Incorporation and Bylaws of the Surviving Bank, until altered, amended or repealed.

                           ARTICLE III
            BOARD OF DIRECTORS, OFFICERS AND EMPLOYEES

          3.1  Board of Directors.  On and after the Effective
Date, the directors of the Surviving Bank shall consist of the directors of the Bank duly elected and holding office immediately prior to the Effective Date, who shall serve as such until their successors have been elected and qualified.

          3.2 Officers and Employees. On and after the Effective Date, the officers and employees of the Surviving Bank shall consist of the officers and employees of the Bank duly elected and holding office immediately prior to the Effective
Date.

                            ARTICLE IV
                       CONVERSION OF SHARES

          4.1 Stock of the Interim Bank. All shares of Interim Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, be converted into and become such number of shares of common stock, par value $1.00 per share, of the Surviving Bank as shall be equal to (i) the number of shares of Bank Common Stock issued and outstanding immediately prior to the Effective Date, less
(ii) the number of shares of Bank Common Stock with respect to which any shareholders of the Bank shall have duly asserted dissenters' rights in accordance with this Plan of Merger and applicable law. Each share of common stock of the Surviving Bank issued pursuant to this section shall be fully paid and nonassessable.

          4.2 Stock of the Bank. Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Date (except for shares owned by holders of Bank Common Stock who have duly asserted dissenters' rights in accordance with this Plan of Merger and applicable law), shall, on the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into and become one share of fully paid and nonassessable common stock, par value $1.00 per share, of the Holding Company ("Holding Company Common Stock"). Each share of Bank Common Stock issued and held in the treasury of the Bank as of the Effective Date, if any, shall be cancelled and no shares of Holding Company Common Stock shall be exchanged therefor. From and after the Effective Date, each certificate which, prior to the Effective Date, represented shares of Bank Common Stock, shall evidence ownership of shares of Holding Company Common Stock on the basis hereinbefore set forth and there shall be no need for a physical exchange of stock certificates unless and until requested by the Holding Company.

          4.3 Dissenters' Rights. Shareholders of the Bank shall be entitled to exercise the rights, with respect to this Plan of Merger, provided in Section 1607 of the Pennsylvania
Banking Code of 1965, as amended.

                            ARTICLE V
                   EFFECTIVE DATE OF THE MERGER

          The Merger shall be effective on the date and at the time specified in the certificate to be issued by the Department of Banking of the Commonwealth of Pennsylvania approving this Merger (the "Effective Date").

                           ARTICLE VI
                       EFFECT OF THE MERGER

          On the Effective Date: the separate existence of Interim Bank shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of Interim Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

                           ARTICLE VII
                       CONDITIONS PRECEDENT

          The obligations of the Bank and the Interim Bank to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                           ARTICLE VIII
                            TERMINATION

          This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                            ARTICLE IX
                            AMENDMENT

          Subject to applicable law, this Plan of Merger may be amended at any time prior to consummation of the Merger, but only an instrument in writing signed by duly authorized officers on behalf of the parties hereto in the manner provided in the Agreement.

                            ARTICLE X
                          MISCELLANEOUS

          10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

          10.2 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and not intended to be part of, or to affect the meaning of interpretation of, this Plan of Merger.

          10.3 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

          10.4 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

          IN WITNESS WHEREOF, the Bank and the Interim Bank have caused this Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                              THE PEOPLES BANK OF OXFORD

(SEAL)                        By________________________________

                              Attest:___________________________


                              THE PEOPLES INTERIM BANK OF OXFORD

(SEAL)                        By________________________________

                              Attest:___________________________



                                                       EXHIBIT B

                    ARTICLES OF INCORPORATION
                                OF
                       PEOPLES FIRST, INC.

     FIRST.  The name of the Corporation is Peoples First, Inc.

     SECOND. The location and post office address of the Corporation's registered office in this Commonwealth is 24 South
Third Street, Oxford, Chester County, Pennsylvania 19363.

     THIRD. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under provisions of the Business Corporation Law of 1988, as amended.

     FOURTH. The term of the Corporation's existence is perpetual.

     FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 10,000,000 shares of common stock with a par value of One Dollar
($1.00) per share ("Common Stock").

     SIXTH. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

     SEVENTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than five (5) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 2001; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 2002; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2003. After the initial term of each Class, the term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If a vacancy occurs on the board of directors of the Corporation, for any reason, including a vacancy resulting from an increase in the size of the Board of Directors, a majority of the remaining directors though less than a quorum shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred.

     The names and Class designations of the Board of Directors of the Corporation to be effective upon the filing of these Articles of Incorporation, who shall sit until the first annual election of directors for the Class in which such directors are serving are as follows: Class I (serving until the 2001 Annual Meeting of Shareholders) - Ben S. Beiler and Arthur A. Bernardon; Class II (serving until the 2002 Annual Meeting of Shareholders) - Clyde L. Cameron, Carl R. Fretz, and Hugh J. Garchinsky; and Class III (serving until the 2003 Annual Meeting of Shareholders) - Ross B. Cameron, Emidio Frezzo, and George C. Mason.

     EIGHTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

     NINTH. Except as set forth below, the affirmative vote of shareholders entitled to cast at least seventy-five percent (75%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:

          (a) any merger or consolidation of the Corporation with or into any other corporation;

          (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

          (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or

          (d) any transaction similar to, or having similar effect as, any of the foregoing transactions, if, in any case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, institution, person or entity is the beneficial owner (within the meaning of the Securities Exchange Act of 1934, as amended, and the regulations thereunder), directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast.

     If any of the transactions identified above in this Article NINTH is with a corporation, institution, person or entity that is not the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation, issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, a majority of the votes which all shareholders are entitled to cast shall be required to approve any such transaction. An affirmative vote as provided in the foregoing provisions shall be, to the extent permitted by law, in lieu of the vote of the shareholders otherwise required by law.

     The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article NINTH, on the basis of information known to the board, if such other corporation, institution, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, and/or if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article NINTH. Any such determination shall be conclusive and binding for all purposes of this Article NINTH.

     The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least seventy-five percent (75%) of the votes which all shareholders are entitled to cast.

     The provisions of this Article NINTH shall not apply to any transaction which is approved in advance by the vote of at least seventy-five percent (75%) or more of the members of the board of directors of the Corporation then in office, at a meeting duly called and held.

     TENTH. The authority to make, amend, alter, change or repeal the Bylaws of the Corporation is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least sixty-six and two-thirds percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that provisions of the Bylaws of the Corporation relating to limitations on directors' liabilities and indemnification of directors and officers may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors and officers except by the affirmative vote of seventy-five percent (75%) of the entire board of directors then in office or by the affirmative vote of shareholders of the Corporation entitled to cast at least seventy-five percent (75%) of the votes which all shareholders are entitled to cast.

     ELEVENTH. The control transaction provisions contained in Sections 2541-2548 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, shall not be applicable to the Corporation.

     TWELFTH. Notwithstanding any other provision of law or the articles of incorporation or Bylaws of the Corporation to the contrary, the provisions set forth in Articles SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, and TWELFTH, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least seventy-five percent (75%) of the votes which all shareholders of the Corporation are then entitled to cast or (b) the affirmative vote of seventy-five percent (75%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.



                                                       Exhibit C

                            BYLAWS
                              OF
                      PEOPLES FIRST, INC.

ARTICLE I.  SHAREHOLDERS.

     Section 101.   Place of Meetings.  All meetings of the
shareholders shall be held at such place or places, within or without the Commonwealth of Pennsylvania, as shall be determined by the Board of Directors from time to time.

     Section 102. Annual Meetings. An annual meeting of the shareholders for the election of directors or the transaction or such other business as may properly come before the meeting shall be held in each calendar year on such date and at such time as may be fixed by the Board of Directors.

     Section 103. Special Meetings. Special meetings of the shareholders may be called at any time by (i) the Board of Directors, (ii) the Chairman of the Board of Directors, or (iii) the President. Upon written request of any person or persons entitled to call a special meeting of the shareholders, it shall be the duty of the Secretary to fix the time of the meeting, which shall be held not more than ninety (90) days after the receipt of the request. If the Secretary neglects or refuses to fix the time of the meeting, the person or persons duly calling the meeting may do so.

     Section 104. Notice of Meetings of Shareholders. Except as provided otherwise in these bylaws or otherwise required by law, written notice of every meeting of the shareholders shall be given by, or at the direction of, the Secretary or other authorized person, to each shareholder of record entitled to vote at the meeting at least twenty (20) days prior to the day named for the meeting. The notice of the meeting shall specify the place, day and hour of the meeting and, in the case of a special meeting, the general nature of the business to be transacted. If the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws, there shall be included in, enclosed with, or accompanied by, the notice a copy of the proposed amendment or a summary of the changes to be made by the amendment.

     Section 105. Quorum. A shareholders meeting duly called shall not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on such matter.
The shareholders present at a duly organized meeting can continue to do business until adjournment even though the withdrawal of shareholders leaves less than a quorum. If a meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting to a time and place that they may determine. Those shareholders entitled to vote who attend a meeting called for the election of directors that has previously been adjourned for lack of a quorum, although less than a quorum as fixed herein, shall nevertheless constitute a quorum for the purpose of electing directors. In other cases, those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods totaling at least fifteen (15) days because of an absence of a quorum, although less than a quorum as fixed herein, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting, provided that the notice of the meeting states that those shareholders who attend such adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter set forth in the notice.

     Section 106. Adjournments. Adjournment or adjournments of any annual or special meeting of shareholders, other than one at which directors are to be elected, may be taken for a period or periods directed by the shareholders present in person or by proxy and entitled to vote. A meeting at which directors are to be elected shall be adjourned only from day to day, or for longer periods not exceeding fifteen (15) days each as the shareholders present and entitled to vote shall direct, until the directors have been elected. When a meeting of the shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at the adjourned meeting other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting or unless notice of the business to be transacted was required by the Pennsylvania Business Corporation Law of 1988, as it may be amended, to be stated in the original notice of the meeting and such notice had not been previously provided.

     Section 107. Conduct of Shareholders' Meetings. The Chairman of the Board shall preside at all shareholders' meetings. In the absence of the Chairman of the Board, the President shall preside or, in the absence of both of them, the officer designated by the Chairman of the Board, the President or the majority of the members of the Board of Directors (in that order) shall preside. The officer presiding over a shareholders' meeting shall have any and all powers and authority necessary, in such officer's sole discretion, to conduct an orderly meeting, preserve order and determine any and all procedural matters. The officer presiding over a shareholders' meeting may also establish such rules and regulations for the conduct of the meeting as such officer may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting, including the ability to impose reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders. In addition, until the business to be completed at a meeting of shareholders is completed, the officer presiding over the shareholders' meeting is expressly authorized to temporarily adjourn and postpone the meeting from time to time subject to any limitations for adjournment specified in
Section 106.

     Section 108.   Business at Meetings of Shareholders.

          (a) Except as otherwise provided by law or in these bylaws, or except as permitted by the presiding officer of the meeting in the exercise of such officer's sole discretion in any specific instance, the business which shall be voted upon or discussed at any annual or special meeting of the shareholders shall (i) have been specified in the written notice of the meeting (or any supplement thereto) given by the corporation,
(ii) be brought before the meeting at the direction of the Board of Directors, or (iii) in the case of an annual meeting of shareholders, have been specified in a written notice given to the corporation by or on behalf of any shareholder who shall have been a shareholder of record on the record date for such meeting and who shall continue to be entitled to vote thereat (the "Shareholder Notice"), in accordance with all of the requirements set forth below.

          (b) Each Shareholder Notice must be delivered to, or mailed and received at, the principal executive offices of the corporation addressed to the attention of the President or Secretary (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than sixty (60) days nor more than ninety
(90) days prior to such anniversary date, provided, that a proposal submitted by shareholder for inclusion in the corporation's proxy statement for an annual meeting which is appropriate for inclusion therein and otherwise complies with Securities Exchange Act of 1934 Rule 14a-8 (including timeliness), or any successor rule, shall be deemed to have also been submitted timely pursuant to these bylaws and (ii) in the case of an annual meeting that is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting, not later than the close of business on the fifth (5) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date (which shall include disclosure of the meeting date given to a national securities exchange or the National Association of Securities Dealers) was made. Each such Shareholder Notice must set forth (A) the name and address of the shareholder who intends to bring the business before the meeting ("Proposing Shareholder"); (B) the name and address of the beneficial owner, if different than the proposing Shareholder, of any of the shares of the corporation which are owned of record and beneficially by the Proposing Shareholder and the number which are owned beneficially by any Beneficial owner; (D) any interest (other than an interest solely as a shareholder) which the Proposing Shareholder or a Beneficial Owner has in the business being proposed by the Proposing Shareholder; (E) a description of all arrangements and understandings between the Proposing Shareholder and any Beneficial Owner and any other person or persons (naming such person or persons) pursuant to which the proposal in the Shareholder Notice is being made; (F) a description of the business which the Proposing Shareholder seeks to bring before the meeting, the reason for doing so and, if a specific action is to be proposed, the text of the resolution or resolutions which the Proposing Shareholder proposes that the corporation adopt; and (G) a representation that the Proposing Shareholder is at the time of giving the Shareholder Notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of the corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to bring the business specified in the Shareholder Notice before the meeting. The presiding officer of the meeting may, in such officer's sole discretion, refuse to acknowledge any business proposed by a shareholder which the presiding officer determines is not made in compliance with the foregoing procedure.

     Section 109. Action by Shareholders. Whenever any corporate action is to be taken by vote of the shareholders, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of the majority of the votes cast by the shareholders entitled to vote as a class on the matter, except when a different vote is required by law, by the articles of incorporation, or by these bylaws.

     Section 110. Voting Rights of Shareholders. Unless otherwise provided in the articles of incorporation, every shareholder of the corporation shall be entitled to one vote for every share outstanding in the name of the shareholder on the books of the corporation.

     Section 111.   Voting and Other Action by Proxy.

          Section 111.1. General. Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for that shareholder by proxy. The presence of, or vote or other action at a meeting of shareholders, or the expression of consent or dissent to corporate action in writing, by a proxy of a shareholder shall constitute the presence of, or vote or action by, or written consent or dissent of the shareholder. Where two or more proxies of a shareholder are present, the corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted, or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

          Section 111.2. Minimum Requirements. Every proxy shall be executed in writing by the shareholder or by the duly authorized attorney-in-fact of the shareholder and filed with the Secretary of the corporation. A telegram, telex, cablegram, datagram or any other similar transmission permitted by law from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact:

          (1)  may be treated as properly executed; and

          (2)  shall be so treated if it sets forth a
confidential and unique identification number or other mark furnished by the corporation to the shareholder for the purposes of a particular meeting or transaction.

          Section 111.3. Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the corporation. An unrevoked proxy shall not be valid after three (3) years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the Secretary of the corporation.

     Section 112. Voting by Fiduciaries and Pledgees. Shares of the corporation standing in the name of a trustee or other fiduciary and shares held by an assignee for the benefit of creditors or by a receiver may be voted by the trustee, fiduciary, assignee or receiver. A shareholder whose shares are pledged shall be entitled to vote the shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this section shall affect the validity of a proxy given to a pledgee or nominee.

     Section 113.   Voting by Joint Holders of Shares.

          Section 113.1.   General.  Where shares of the
corporation are held jointly or as tenants in common by two or more persons, as fiduciaries or otherwise:

          (1) if only one or more of such persons is present in person or by proxy, all of the shares standing in the name of such persons shall be deemed to be represented for the purpose of determining a quorum and the corporation shall accept as the vote of all the shares the vote cast by a joint owner or a majority of them; and

          (2) if the persons are equally divided upon whether the shares held by them shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among the persons without prejudice to the rights of the joint owners or the beneficial owners thereof among themselves.

          Section 113.2. Exception. If there has been filed with the Secretary of the corporation a copy, certified by an attorney at law to be correct, of the relevant portions of the agreement under which the shares are held or the instrument by which the trust or estate was created or the order of court appointing them or of an order of court directing the voting of the shares, the persons specified as having such voting power in the document latest in date of operative effect so filed, and only those persons, shall be entitled to vote the shares but only in accordance with that document.

     Section 114. Voting by Corporations. Any corporation that is a shareholder of the corporation may vote by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the Board of Directors of the other corporation or a provision of its articles of incorporation or bylaws, a copy of which resolution or provision certified to be correct by one of its officers has been filed with the Secretary of this corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.

     Section 115. Record Date for Shareholder Meetings. The Board of Directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than ninety (90) days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the corporation after any record date fixed as provided in this section. The Board of Directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the Board fixes a new record date for the adjourned meeting.

     Section 116. Voting List. The officer or agent having charge of the transfer books for shares of the corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

Failure to comply with the requirements of this section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

     Section 117. Judges of Election. In advance of any meeting of shareholders of the corporation, the Board of Directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint judges of election at the meeting. The number of judges shall be one or three. No person who is a candidate for office to be filled at the meeting shall act as a judge of election. In the event any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof. The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judge or judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all. On request of the presiding officer of the meeting, or of any shareholder, the judge or judges shall make a report in writing of any challenge or question or matter determined by such judge or judges and execute a certificate of any fact found by such judge or judges. Any report or certificate made by such judge or judges shall be prima facie evidence of the facts stated therein.

ARTICLE II.     BOARD OF DIRECTORS.

     Section 201. General. All powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors.

     Section 202. Number, Qualifications, and Term of Office. The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) members, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors. Each director shall be a natural person of full age and shall meet such other qualifications and serve for such term as described in the articles of incorporation. The Board of Directors shall be divided into three (3) classes as provided in the articles of incorporation Each director shall hold office until the expiration of the term for which he or she was selected and until a successor has been selected and qualified or until such director's earlier death, resignation, removal or disqualification. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

     Section 203. Nominations for Director. Notwithstanding the provisions of Section 108 of these Bylaws (dealing with business at meetings of shareholders), nominations for the election of directors may be made by the Board of Directors, by a committee appointed by the Board of Directors with authority to do so or by any shareholder of record entitled to vote in the election of directors who is a shareholder at the record date of the meeting and also on the date of the meeting at which directors are to be elected; provided, however, that with respect to a nomination made by a shareholder, such shareholder must provide timely written notice to the President of the corporation in accordance with the following requirements:

          (a) to be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the corporation addressed to the attention of the president (i) in the case of an annual meeting that is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than sixty (60) days nor more than ninety
(90) days before or after the anniversary date of the immediately preceding annual meeting, or (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date (which shall include disclosure of the meeting date given to a national securities exchange or the National Association of Securities dealers) was made; and

          (b) each such written notice must set forth: (i) the name and address of the shareholder who intends to make the nomination ("Nominating Shareholder"); (ii) the name and address of the beneficial owner, if different than the Nominating Shareholder, of any of the shares owned of record by the Nominating Shareholder ("Beneficial Holder"); (iii) the number of shares of each class and series of shares of the corporation which are owned of record and beneficially by the Nominating Shareholder and the number which are owned beneficially by any Beneficial Holder; (iv) a description of all arrangements and understandings between the Nominating Shareholder and any Beneficial Holder and any other person or persons (naming such person or persons) pursuant to which the nomination is being made; (v) the name and address of the person or persons to be nominated; (vi) a representation that the Nominating Shareholder is at the time of giving of the notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of the Corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (vii) such other information regarding each nominee proposed by the Nominating Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (viii) the written consent of each nominee to serve as a director of the corporation if so elected. The presiding officer of the meeting may, in such officer's sole discretion, refuse to acknowledge the nomination of any person which the presiding officer determines is not made in compliance with the foregoing procedure.

     Section 204. Eligibility and Mandatory Retirement. No person shall be eligible for nomination or for election to the Board of Directors of the corporation if such person would attain the age of seventy (70) years at any time during such person's term as a director, if elected; provided, however, that the preceding provisions of this sentence shall not apply to persons elected as directors of the corporation pursuant to the terms or a definitive agreement of acquisition or merger approved by the Board of Directors of the Company to the extent, but only to the extent, specifically provided in such agreement. This Section 204 shall not apply to individuals exempt from the retirement policies of The Peoples Bank of Oxford pursuant to a resolution adopted by its Board of Directors on February 28, 1989.

     Section 205. Vacancies. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled by the remaining directors even though less than a quorum. Any director elected to fill a vacancy in the Board of Directors shall become a member of the same class of directors in which the vacancy existed; but, if the vacancy is due to an increase in the number of Directors, a majority of the directors shall designate such directorship as belonging to Class I, Class II or Class III so as to maintain the three (3) classes of directors as nearly equal in number as possible. Each director so elected shall serve as a director for the remaining term of the Class to which such director was elected and until such director's successor is elected by the shareholders.

     Section 206. Regular Meetings. The Board of Directors shall hold an annual meeting for the election of officers and the transaction of other proper business either as soon as practical after, and at the same place as, the annual meeting of shareholders or at such other day, hour and place as may be fixed by the Board. The Board of Directors may designate by resolution the day, hour and place, within or outside the Commonwealth of Pennsylvania, of other regular meetings.

     Section 207. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman, the President or one-third (1/3) of the directors then in office. The person or persons calling the special meeting may fix the day, hour and place, within or outside the Commonwealth of Pennsylvania, of the meeting, provided that the place shall be within ten (10) miles of the corporation's registered office unless all of the directors agree that the meeting can be held outside of such radius.

     Section 208. Notice of Meetings. No notice of any annual or regular meeting of the Board of Directors need be given. Written notice of each special meeting of the Board of Directors, specifying the place, day and hour of the meeting, shall be given in any manner permitted by law to each director at least forty-eight (48) hours before the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board need be specified in the notice of the meeting.

     Section 209. Quorum of and Action by Directors. A majority of the directors in office shall constitute a quorum for the transaction of business, and the acts of a majority of directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors except where a different vote is required by law, the articles of incorporation, or these bylaws. Every director shall be entitled to one vote.

     Section 210. Compensation. By resolution of the Board of Directors, each director may be paid his or her expenses, if any, of attendance at each meeting of the Board of Directors or any committee thereof, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the Board of Directors or committee thereof or both or may receive such other remuneration as the Board of Directors shall determine. No such payment shall prevent any director from serving the corporation in any other capacity and receiving compensation therefor, and a director may be a salaried officer or employee of the corporation.

     Section 211. Presumption of Assent. A director of the corporation who is present at a meeting of the Board of Directors, or of a committee of the Board, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting or unless that director files his or her written dissent to the action with the secretary of the meeting before its adjournment or transmits the dissent in writing to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of the action. Nothing in this section shall bar a director from asserting that minutes of a meeting incorrectly omitted that director's dissent if, promptly upon receipt of a copy of those minutes, the director notified the Secretary of the corporation, in writing, of the asserted omission or inaccuracy.

     Section 212. Reports and Records. The reports of officers and committees of the Board of Directors and the records of the proceedings of all committees shall be filed with the Secretary of the corporation and presented or made available to the Board of Directors. The Board of Directors shall keep complete records of its proceedings in a minute book kept for that purpose. When a director shall request it, the vote of each director upon a particular question shall be recorded in the minutes.

     Section 213.   Personal Liability of Directors;
Indemnification.

          Section 213.1. Personal Liability of Directors. To the fullest extent permitted by Pennsylvania law, a director of the corporation shall not be personally liable to the corporation, its shareholders or others for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his or her office as set forth in the Pennsylvania Business Corporation Law of 1988 and such breach or failure constitutes self-dealing, willful misconduct, or recklessness. The provisions of this Section shall not apply with respect to the responsibility or liability of a director under any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law. Any repeal, modification, or adoption of any provision inconsistent with this Section 213.1 shall be prospective only, and neither the repeal or modification of this bylaw nor the adoption of any provision inconsistent with this bylaw shall adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification or the adoption of such inconsistent provision.

          Section 213.2.   Indemnification.

          (a) The corporation shall indemnify and hold harmless, to the full extent not prohibited by law, as it now exists or may be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that the amendment permits the corporation to provide broader indemnification rights than were permitted prior to the amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor, or administrator, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of the proceeding is any alleged action or failure to take any action by that person while acting in an official capacity as a director or officer of the corporation or in any other capacity on behalf of the corporation while that person is or was serving as a director or officer of the corporation, against all expenses, liability and loss, including but not limited to attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually incurred or paid by that person in connection with the proceeding.

          (b) Notwithstanding the foregoing, except as provided in Section 213.3 below, the corporation shall indemnify any person seeking indemnification in connection with a proceeding (or part of it) initiated by that person only if the proceeding (or part of it) was authorized by the Board of Directors of the corporation.

          (c) Subject to the limitation stated above concerning proceedings initiated by the person seeking indemnification, the right to indemnification conferred in this Section 213.2 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding (or part of it) or in enforcing his or her rights under this Section 213.2 in advance of the final disposition of the proceeding. Such payment shall be made promptly after receipt by the corporation of a request for payment stating in reasonable detail the expenses incurred. However, to the extent required by law, the payment of such expenses incurred by a director or officer of the corporation in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of that person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by the corporation under this Section 213.2 or otherwise.

          (d) The right to indemnification and advancement of expenses provided herein shall continue for a person who has ceased to be a director or officer of the corporation or to serve in any of the other capacities described herein, and shall inure to the benefit of the heirs, executors and administrators of such person.

          Section 213.3. Payment of Indemnification. If a claim for indemnification under Section 213.2 of these bylaws is not paid in full by the corporation within thirty (30) days after a written claim for indemnification has been received by the corporation, the claimant may, at any time afterwards, bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part on the merits or otherwise in establishing his or her right to indemnification or to the advancements of expenses, the claimant shall be entitled to be paid also the expense of prosecuting the claim.

          Section 213.4. Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of a final disposition conferred in Section 213.2 and the right to payment of expenses conferred in Section 213.3 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses hereunder may be entitled under any bylaw, agreement, vote of shareholders, vote of directors or otherwise, both as to actions in his or her official capacity and as to actions in any other capacity while holding that office. The corporation shall have the express authority to enter into such agreements or arrangements as the Board of Directors deems appropriate for the indemnification of and advancement of expenses to present or future directors and officers as well as employees, representatives or agents of the corporation in connection with their status with or services to or on behalf of the corporation or any other corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, for which the person is serving at the request of the corporation.

          Section 213.5. Funding. The corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, including its obligation to advance expenses, whether arising under or pursuant to this
Section 213 or otherwise.

          Section 213.6. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of the corporation, or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against that person and incurred by that person in any such capacity, or arising out of his or her status as such, whether or not the corporation has the power to indemnify that person against such liability under the laws of this Commonwealth or of any other state.

          Section 213.7. Modification or Repeal. Neither the modification, amendment, alteration or repeal of this
Section 213 or any of its provisions nor the adoption of any provision inconsistent with this Section 213 or any of its provisions shall adversely affect the rights of any person to indemnification and advancement of expenses existing at the time of such modification, amendment, alteration or repeal or the adoption of such inconsistent provision.

ARTICLE III.     COMMITTEES.

     Section 301. Committees. The Board of Directors may, by resolution adopted by a majority of the directors in office, establish one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for purposes of any written action of the committee. A committee, to the extent provided in the resolution of the Board of Directors creating it, shall have and may exercise all of the powers and authority of the Board of Directors except as limited by law. Each committee of the Board shall serve at the pleasure of the Board.

     Section 302. Committee Rules. Unless the Board of Directors provides otherwise by resolution, each committee established by the Board may adopt and amend rules for the conduct of its business. In the absence of a resolution of the Board to the contrary, a majority of the entire authorized number of members of such committee shall be necessary to constitute a quorum for the transaction of business. The acts of a majority of the members present at a meeting if a quorum is then present shall be the acts of the committee.

ARTICLE IV.     OFFICERS.

     Section 401. Officers. The officers of the corporation shall consist of a Chairman of the Board, a President, a Secretary, and a Treasurer. The Board of Directors may also elect one or more other officers or assistant officers as deemed advisable. All officers of the corporation shall be elected by the Board of Directors for such terms as the Board of Directors shall determine from time to time. Any officer may be removed at any time with or without cause, and regardless of the term for which such officer was elected, but without prejudice to any contract rights of such officer. Each officer shall hold his or her office for the term for which he or she was elected or appointed by the Board unless such officer shall resign, become disqualified or be removed at the pleasure of the Board.

     Section 402. Chairman of the Board. The Board of Directors shall elect one of its members to be Chairman of the Board at the first regular meeting of the Board following each annual meeting of shareholders at which directors are elected. The Chairman of the Board shall preside at the meetings of the Board and the shareholders, and shall perform such other duties as may be assigned by the Board of Directors. The Chairman of the Board shall be an ex officio member of all committees of the Board of Directors, except the Audit Committee.

     Section 403. President. In the absence of the Chairman of the Board, the President shall preside at all meetings of the shareholders and directors. The President shall have general and active management of the business of the corporation, shall see that all orders and resolutions of the Board of Directors are carried into effect, subject, however, to the right of the directors to delegate any specific powers, except such as may be by statute exclusively conferred on the President, to any other officer or officers of the corporation. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation. He shall be an ex officio member of all committees of the Board of Directors, except the Audit Committee, and shall have the general powers and duties of supervision and management usually vested in the office of the chief operating officer of a corporation. In the absence or upon the incapacity of the President, the Chairman of the Board shall designate an officer to perform the duties and exercise the powers of the President until such time as the Board of Directors shall determine otherwise.

     Section 404. Secretary. The Secretary shall (a) keep or cause to be kept the minutes of all meetings of the shareholders, the Board of Directors, and any committees of the Board of Directors in one or more books kept for that purpose,
(b) have custody of the corporate records, stock books and stock ledgers of the corporation, (c) keep or cause to be kept a register of the address of each shareholder, (d) see that all notices are duly given in accordance with law, the articles of incorporation, and these bylaws, and (e) in general perform all the usual duties incident to the office of secretary and such other duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board or the President. The Secretary may delegate any of his or her duties to any management officer or to any duly elected or appointed assistant secretary and may delegate custody of the corporation's stock books, stock ledgers, shareholder lists and the like to a duly appointed stock transfer agent and/or registrar or, in the case of records regarding debt instruments, to an indenture or bond trustee, registrar or similar entity.

     Section 405. Treasurer. The Treasurer shall act under the supervision of the Chairman of the Board or the President or such other officer as the Chairman of the Board or the President may designate. The Treasurer shall have general supervision of the fiscal affairs of the corporation. The Treasurer shall, with the assistance of the President and managerial staff of the corporation: (a) see that a full and accurate accounting of all financial transactions is made; (b) invest and reinvest the capital funds of the corporation in such manner as may be directed by the Board of Directors, unless that function shall have been delegated to a nominee or agent; (c) deposit or cause to be deposited in the name and to the credit of the corporation, in such depositories as the Board of Directors shall designate, all monies and other valuable effects of the corporation not otherwise employed; (d) prepare financial reports that may be requested from time to time by the Board;
(e) cooperate in the conduct of any annual audit of the Corporation's financial records by certified public accountants duly appointed by the Board; and (f) in general perform all the usual duties incident to the office of the treasurer and such other duties as may be assigned to him or her by the Board of Directors or the President. The Treasurer shall also be ex officio an assistant secretary of the corporation.

     Section 406.   Other Officers.  Each other officer or
assistant officer shall perform such duties as shall be designated by the Board of Directors, the Chairman of the Board or the President.

     Section 407. Compensation. Unless otherwise provided by the Board of Directors, the salaries and compensation of all officers and assistant officers shall be fixed by or in the manner designated by the Board of Directors.

ARTICLE V.     SHARES OF CAPITAL STOCK.

     Section 501. Authority to Sign share Certificates. Every share certificate of the corporation shall be signed by the Chairman of the Board or the President and by the Secretary or one of the Assistant Secretaries. Certificates may be signed by a facsimile signature.

     Section 502. Transfer of Shares. Transfer of shares of the corporation shall be made only on the stock transfer records of the corporation (which may be kept in written or computer form). Transfers shall be made by the corporation or its duly authorized agent as required by law. The corporation shall be entitled to treat the person in whose name shares stand on the books of the corporation as the owner thereof for all purposes.

     Section 503. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such person shall have: (a) requested such replacement certificate before the corporation has notice that the shares have been acquired by a bona fide purchaser; (b) provided the corporation with an indemnity agreement satisfactory in form and substance to the Board of Directors, the Chairman of the Board or the President; and (c) satisfied any other requirements (including providing an affidavit of loss and a surety bond) fixed by the Board of Directors, the Chairman of the Board or the President.

ARTICLE VI.     GENERAL.

     Section 601.   Fiscal year.  The fiscal year of the
Corporation shall begin on the first (1st) day of January in each year and end on the thirty-first (31st) day of December in each year.

     Section 602. Record Date for Distributions, Etc. The Board of Directors may fix any time whatsoever (but not more than ninety (90) days) prior to the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or will go into effect, as a record date for the determination of the shareholders entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.

     Section 603. Absentee Participation in Meetings. One (1) or more directors may participate in a meeting of the Board of Directors, or of a Committee of the Board, by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other.

    Section 604. Emergency Bylaws. In the event any emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provisions shall be in effect, notwithstanding any other provisions of the Bylaws:

          (a) a meeting of the Board of Directors or of any Committee thereof may be called by the Chairman of the Board, the President or any director upon two (2) hour's notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

          (b) the director or directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum; and

          (c) these Bylaws may be amended or repealed, in whole or in part, by a majority vote of the directors attending any meeting of the Board of Directors, provided such amendment or repeal shall only be effective for the duration of such emergency.

     Section 605. Severability. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

ARTICLE VII.     AMENDMENT OR REPEAL.

     Section 701.   Amendment or Repeal by the Board of
Directors. The authority to amend, alter, change or repeal these Bylaws is vested in the Board of Directors, subject to the power of the shareholders to change such action, all in accordance with the provisions of the articles of incorporation.

     Section 702. Recording Amendments and Repeals. The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date and vote of such amendment or repeal.



                                                      EXHIBIT D

               SUBCHAPTER D OF CHAPTER 15 OF THE
       PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

Subchapter D.-Dissenters Rights

Section 1571.  Application and effect of subchapter.

     (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

     Section 1906(c) (relating to dissenters rights upon special treatment).

     Section 1930 (relating to dissenters rights).

     Section 1931(d) (relating to dissenters rights in share exchanges).

     Section 1932(c) (relating to dissenters rights in asset transfers).

     Section 1952(d) (relating to dissenters rights in division).

     Section 1962(c) (relating to dissenters rights in conversion).

     Section 2104(b) (relating to procedure).

     Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

     Section 2325(b) (relating to minimum vote requirement).

     Section 2704(c) (relating to dissenters rights upon election).

     Section 2705(d) (relating to dissenters rights upon renewal of election).

     Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

     Section 7104(b)(3) (relating to procedure).

     (b)  Exceptions.--

          (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

               (i)  listed on a national securities exchange; or

              (ii)  held of record by more than 2,000
shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

          (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

               (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

              (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

             (iii)  Shares entitled to dissenters rights under
section 1906(c) (relating to dissenters rights upon special treatment).

          (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

     (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

     (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2)  a copy of this subchapter.

     (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572.  Definitions.

     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

Section 1573.  Record and beneficial holders and owners.

     (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574.  Notice of intention to dissent.

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575.  Notice to demand payment.

     (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.

          (4)  Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

     (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577.  Release of restrictions or payment for shares.

     (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment.--When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

     (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those which the original dissenter had after making demand for payment of their fair value.

Section 1578.  Estimate by dissenter of fair value of shares.

     (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579.  Valuation proceedings generally.

     (a)  General rule.--Within 60 days after the latest of:

          (1)  effectuation of the proposed corporate action;

          (2)  timely receipt of any demands for payment under
section 1575 (relating to notice to demand payment); or

          (3)  timely receipt of any estimates pursuant to
section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application.-- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580.  Costs and expenses of valuation proceedings.

     (a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses arc assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.



                               PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

     (a) Exhibits

     The following is a list and index of the exhibits filed with this Registration Statement.

Exhibit
Number            Description of Document

   2    Agreement and Plan of Reorganization (attached as
        Exhibit A to the Proxy Statement/Prospectus filed as part of this registration statement).

   3.1  Articles of Incorporation of Peoples First, Inc.
        (attached as Exhibit B to the Proxy Statement/
        Prospectus filed as part of this registration statement).

   3.2  Bylaws of Peoples First, Inc.  (attached as
        Exhibit C to the Proxy Statement/ Prospectus filed as part of this registration statement).

   5 Opinion of Stevens & Lee, P.C. regarding legality of securities.

   8    Form of Tax Opinion of Stevens & Lee, P.C.

  23 Consents of Stevens & Lee, P.C. (contained in its opinions filed as Exhibits 5 and 8).

  99    Form of proxy to be mailed to shareholders of The
        Peoples Bank of Oxford.

     (b)  Financial Statement Schedules

          Not applicable.

     (c)  Report or Appraisal

          Not applicable.

ITEM 22.  UNDERTAKINGS

     (a) Rule 415 Offering. The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i)  to include any prospectus required by
     Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

     (b)  Registration on Form S-4 of Securities Offered for
Resale.

          (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)  The registrant undertakes that every prospectus

               (i)  that is filed pursuant to paragraph (1)
     immediately preceding, or

               (ii)  that purports to meet the requirements of
     section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415,

will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.



                           SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxford, Pennsylvania on January 27, 2000.

                              PEOPLES FIRST, INC.

Date:  January 27, 2000       By:  /s/  George C. Mason
                                 George C. Mason,
                                 Chief Executive Officer
                                 (Duly Authorized
                                 Representative)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                     Date

/s/ George C. Mason      Chairman of the        January 27, 2000
George C. Mason          Board, Chief
                         Executive Officer
                         and Director
                         (Principal
                         Executive Officer)

/s/  Susan H. Reeves     Senior Vice            January 27, 2000
Susan H. Reeves          President (Princi-
                         pal Financial and
                         Accounting Officer)

_______________________  Vice Chairman,         January 27, 2000
Carl R. Fretz            Corporate Secretary
                         and Director

/s/ Hugh J. Garchinsky   President and         January 27, 2000
Hugh J. Garchinsky       Director

/s/ Ross B. Cameron      Director              January 27, 2000
Ross B. Cameron

/s/ Ben S. Beiler        Director               January 27, 2000
Ben S. Beiler

/s/ Arthur A. Bernardon  Director               January 27, 2000
Arthur A. Bernardon

/s/ Clyde L. Cameron     Director               January 27, 2000
Clyde L. Cameron

/s/ Emidio Frezzo, Jr.   Director               January 27, 2000
Emidio Frezzo, Jr.


5





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